Exhibit 10.24
EXECUTION
Published CUSIP Number: ________________

REVOLVING LOAN AGREEMENT
Dated as of November 22, 2005
among
KB HOME
as Borrower
THE BANKS PARTY HERETO
BANK OF AMERICA, N.A.
as Administrative Agent
CITICORP NORTH AMERICA, INC.
and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents
CALYON NEW YORK BRANCH,
WACHOVIA BANK, N.A.,
BARCLAYS BANK PLC
and
THE ROYAL BANK OF SCOTLAND PLC
as Co-Documentation Agents
and
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.1 Defined Terms	1

1.2 Accounting Terms	1

1.3 Rounding	1

1.4 Other Interpretive Provisions	1

1.5 Exhibits and Schedules	1

1.6 References to “Borrower and its Subsidiaries”	1

1.7 Time of Day	1

1.8 Letter of Credit Amounts	1

ARTICLE II LOANS AND LETTERS OF CREDIT	1

2.1 Loans-General	1

2.2 Base Rate Loans	1

2.3 Eurodollar Rate Loans	1

2.4 Swing Line	1

2.5 Letters of Credit	1

2.6 Reduction of Commitment	1

2.7 Optional Increase to Commitment	1

2.8 Borrowing Base	1

2.9 Extension of Maturity Date	1

ARTICLE III PAYMENTS AND FEES	1

3.1 Principal and Interest	1

3.2 Commitment Fee	1

3.3 Other Fees	1

3.4 [Intentionally Omitted]	1

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Page
3.5 Capital Adequacy	1

3.6 Eurodollar Fees and Costs	1

3.7 Late Payments/Default Interest	1

3.8 Computation of Interest and Fees	1

3.9 Holidays	1

3.10 Payment Free of Taxes	1

3.11 Funding Sources	1

3.12 Failure to Charge or Making of Payment Not Subsequent Waiver	1

3.13 Time and Place of Payments; Evidence of Payments; Application of Payments	1

3.14 Administrative Agent’s Right to Assume Payments Will be Made	1

3.15 Survivability	1

3.16 Bank Calculation Certificate	1

3.17 Transition	1

3.18 Designation of a Different Lending Office	1

ARTICLE IV REPRESENTATIONS AND WARRANTIES	1

4.1 Existence and Qualification; Power; Compliance with Law	1

4.2 Authority; Compliance with Other Instruments and Government Regulations	1

4.3 No Governmental Approvals Required	1

4.4 Subsidiaries	1

4.5 Financial Statements	1

4.6 No Other Liabilities; No Material Adverse Effect	1

4.7 Title to Assets	1

4.8 Intangible Assets	1

4.9 Existing Indebtedness and Contingent Guaranty Obligations	1

4.10 Governmental Regulation	1

4.11 Litigation	1

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Page
4.12 Binding Obligations	1

4.13 No Default	1

4.14 Pension Plans	1

4.15 Tax Liability	1

4.16 Regulation U	1

4.17 Environmental Matters	1

4.18 Disclosure	1

4.19 Projections	1

4.20 ERISA Compliance	1

4.21 Solvency	1

4.22 Tax Shelter Regulations	1

ARTICLE V AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	1

5.1 Payment of Taxes and Other Potential Liens	1

5.2 Preservation of Existence	1

5.3 Maintenance of Properties	1

5.4 Maintenance of Insurance	1

5.5 Compliance with Laws	1

5.6 Inspection Rights	1

5.7 Keeping of Records and Books of Account	1

5.8 Use of Proceeds	1

5.9 Subsidiary Guaranty	1

ARTICLVI NEGATIVE COVENANTS	1

6.1 Payment or Prepayment of Subordinated Obligations	1

6.2 [Intentionally Omitted]	1

6.3 Mergers and Sale of Assets	1

6.4 Investments and Acquisitions	1

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Page
6.5 ERISA Compliance	1

6.6 Change in Business	1

6.7 Liens and Negative Pledges	1

6.8 Transactions with Affiliates	1

6.9 Consolidated Tangible Net Worth	1

6.10 Consolidated Leverage Ratio	1

6.11 Consolidated Interest Coverage Ratio	1

6.12 Distributions	1

6.13 Amendments	1

6.14 [Intentionally Omitted]	1

6.15 Inventory	1

6.16 Investment in Subsidiaries and Joint Ventures	1

6.17 Senior Indebtedness Not to Exceed Borrowing Base	1

6.18 Maximum Speculative Units	1

6.19 Regulation U	1

ARTICLE VII INFORMATION AND REPORTING REQUIREMENTS	1

7.1 Financial and Business Information of Borrower and Its Subsidiaries	1

7.2 Compliance Certificate	1

ARTICLE VIII CONDITIONS	1

8.1 Initial Advances, Etc.	1

8.2 Any Advance	1

8.3 Any Letter of Credit	1

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT	1

9.1 Events of Default	1

9.2 Remedies Upon Event of Default	1

ARTICLE X THE ADMINISTRATIVE AGENT	1

-iv-

Page
10.1 Appointment and Authorization	1

10.2 Delegation of Duties	1

10.3 Liability of Administrative Agent	1

10.4 Reliance by Administrative Agent	1

10.5 Notice of Default	1

10.6 Credit Decision; Disclosure of Information by Administrative Agent	1

10.7 Indemnification of Administrative Agent	1

10.8 Administrative Agent in its Individual Capacity	1

10.9 Successor Administrative Agent	1

10.10 Administrative Agent May File Proofs of Claim	1

10.11 Guaranty Matters	1

10.12 Other Agents; Arrangers and Managers	1

10.13 Defaulting Banks	1

10.14 No Obligations of Borrower	1

ARTICLE XI MISCELLANEOUS	1

11.1 Cumulative Remedies; No Waiver	1

11.2 Amendments; Consents	1

11.3 Costs, Expenses and Taxes	1

11.4 Nature of Banks’ Obligations	1

11.5 Survival of Representations and Warranties	1

11.6 Notices and Other Communications; Facsimile Copies	1

11.7 Execution in Counterparts; Facsimile Delivery	1

11.8 Successors and Assigns	1

11.9 Sharing of Setoffs	1

11.10 Indemnification by the Borrower	1

11.11 Nonliability of Banks	1

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Page
11.12 Confidentiality	1

11.13 No Third Parties Benefited	1

11.14 Other Dealings	1

11.15 Right of Setoff — Deposit Accounts	1

11.16 Further Assurances	1

11.17 Integration	1

11.18 Governing Law	1

11.19 Severability of Provisions	1

11.20 Headings	1

11.21 Conflict in Loan Documents	1

11.22 Waiver of Right to Trial by Jury	1

11.23 Purported Oral Amendments	1

11.24 Payments Set Aside	1

11.25 Hazardous Materials Indemnity	1

11.26 USA PATRIOT Act Notice	1

11.27 Replacement of Banks	1

11.28 Deliveries Under Prior Revolving Loan Agreement	1

-vi-

Exhibits
A	- Assignment and Assumption
B	- Borrowing Base Certificate
C	- Compliance Certificate
D	- Loan Notice
E	- Note
F-1	- Opinion of Counsel
F-2	- Opinion of Counsel
G	- Subsidiary Guaranty
H	- Swing Line Loan Notice

Schedules
1.1	Pro Rata Shares
3.17	Existing Letters of Credit
4.4	Subsidiaries
4.7	Existing Liens and Rights of Others
4.9	Existing Indebtedness and Contingent Obligations
6.4	Investments
11.6	Notices
11.8	Processing and Recordation Fees

-vii-

REVOLVING LOAN AGREEMENT
Dated as of November 22, 2005
This Revolving Loan Agreement (as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted, this “Agreement”), dated as of November 22, 2005, is entered into by and among KB HOME, a Delaware corporation (“Borrower”), each financial institution set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the “Banks” and individually, a “Bank”), Bank of America, N.A., as Administrative Agent, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Calyon New York Branch, Wachovia Bank, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as Co-Documentation Agents, and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers.
RECITALS
This Agreement establishes a new credit facility replacing that certain Revolving Loan Agreement dated as of October 24, 2003 (as amended, the “Prior Revolving Loan Agreement”) by and among Borrower, the banks named therein, Bank of America, N.A., as administrative agent, and various other banks in various agent capacities. Subject to the transition provisions of Section 3.17, and as contemplated by Section 8.1(a)(ix), the terms and provisions of this Agreement shall become effective and the Prior Revolving Loan Agreement shall terminate as of the Closing Date.
WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.1	Defined Terms.
   As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, joint venture or other business entity or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires control of a 50% or more ownership interest in any firm, corporation, partnership, limited liability company, joint venture or other business entity.
“Additional Commitment Bank” has the meaning set forth in Section 2.9(d).
“Administrative Agent” means Bank of America in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.6, or such other address or account as the Administrative Agent may, from time to time, notify the Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Banks.
“Advance” means an advance made or to be made to Borrower by a Bank pursuant to Article II.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.
“Agent Parties” has the meaning set forth in Section 11.6(c).
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including Bank of America in its capacity as the Administrative Agent and BAS in its capacity as an Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Applicable Base Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Applicable Commitment Fee Rate” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Applicable Eurodollar Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Applicable Federal Funds Rate” means, as of any date of determination, a rate per annum equal to the Federal Funds Rate in effect on such date and if such Federal Funds Rate is not available to the Swing Line Bank, such rate per annum as is reasonably determined by the Swing Line Bank as representing its actual cost of funding Swing Line Loans, without the addition of fees or markup of any kind.
“Applicable Letter of Credit Fee” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.

“Applicable Pricing Level” means, for any day, the Applicable Pricing Level that is determined in accordance with Borrower’s Debt Rating and Consolidated Leverage Ratio, as appropriate, on such date as follows:

Applicable
Pricing Level	Debt Ratings	Consolidated Leverage Ratio
I	BBB/Baa2 or better	≤0.75:1

II	BBB-/Baa3	>0.75:1 but ≤1.00:1

III	BB+/Ba1	>1.00:1 but ≤1.25:1

IV	BB/Ba2	>1.25:1 but ≤1.75:1

V	BB-/Ba3 or worse or no rating	>1.75:1
Borrower must, pursuant to Section 7.1(k), provide the Administrative Agent with notice of each change in the Applicable Pricing Level that is due to any change in a Debt Rating. Any change in the Applicable Pricing Level resulting from a change in the Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2; provided, however, that if a Compliance Certificate is not delivered on or prior to a date required by Section 7.2, and if the Compliance Certificate indicates that the Applicable Pricing Level of Borrower will increase (i.e., becomes less favorable to Borrower), the date of increase in the Applicable Pricing Level will be deemed to be the date upon which such Compliance Certificate was due under Section 7.2, not the date upon which such Compliance Certificate was delivered.
In the event that there is a difference in the Applicable Pricing Levels determined by the Debt Ratings and the Consolidated Leverage Ratio, respectively, the lower of such Applicable Pricing Levels shall apply (with the Applicable Pricing Level I being the lowest and the Applicable Pricing Level V being the highest), unless there is a difference in the Applicable Pricing Levels (as indicated by the Debt Ratings and the Consolidated Leverage Ratio) of more than one level, in which case, the Applicable Pricing Level that is one level lower than the Applicable Pricing Level of the higher Applicable Pricing Level shall apply.

“Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Applicable Pricing Level on that date:

			Applicable Letter
		Applicable	of Credit Fee
Applicable	Applicable Base	Commitment Fee	Applicable Eurodollar
Pricing Level	Rate Spread	Rate	Rate Spread
I	0.000%	0.150%	0.625%
II	0.000%	0.175%	0.750%
III	0.000%	0.200%	0.875%
IV	0.000%	0.225%	1.125%
V	0.000%	0.250%	1.500%
“Arrangers” mean BAS and CGMI, in their capacity as joint lead arrangers and joint book managers.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.
“Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
“Authorizations” has the meaning set forth for that term in Section 4.1.
“Bank” means each financial institution whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means Banc of America Securities LLC and its successors.
“Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” means KB Home, a Delaware corporation, and its successors and permitted assigns.
“Borrower Materials” has the meaning set forth in Section 7.1.
“Borrowing Base” has the meaning set forth in Section 2.8(b).
“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B signed, on behalf of Borrower by a Senior Officer of Borrower.
“Borrowing Base Subsidiary” means (a) any Guarantor Subsidiary and (b) any direct or indirect wholly-owned Domestic Subsidiary of Borrower or any Guarantor Subsidiary.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease” means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, recorded as a “capital lease” on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles consistently applied.
“Cash” means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles consistently applied.
“Cash Collateralize” has the meaning set forth in Section 2.5(g).
“Cash Equivalents” means, with respect to any Person, that Person’s Investments in:
(a)	Government Securities due within one year of the making of the Investment;

(b)	readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa3 by Moody’s or AA- by S&P, in each case due within one year from the making of the Investment;

(c)	certificates of deposit issued by, deposits in, deposits in the London interbank eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, (i) any Bank or (ii) any bank or savings and loan association doing business in and incorporated under the Laws of the United States of America, any state thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;

(d)	certificates of deposit issued by, bank deposits in, deposits in the London interbank eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;

(e)	readily marketable commercial paper or other debt securities of (i) any Bank that is a Bank as of the Closing Date, (ii) corporations, commercial banks or financial institutions doing business in and incorporated under the Laws of the United States of America or any state thereof or the District of Columbia or (iii) a holding company for a bank described in clause (c) or (d) above, given on the date of such Investment a credit rating of P-1 or higher by Moody’s, of A-1 or higher by S&P, or F-1 or higher by Fitch, in each case due within one year of the making of the Investment;

(f)	repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided, that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)	“money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Bank or a bank described in clauses (c) or (d) above; provided, that (y) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (z) the aggregate amount of all such Investments does not exceed $50,000,000;

(h)	a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P; and

(i)	corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any state thereof, or a participation interest therein; provided, that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, (ii) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (iii) the aggregate amount of all such Investments does not exceed $50,000,000.

“CGMI” means Citigroup Global Markets Inc. and its successors.

“Change in Control” means, and shall be deemed to have occurred at such time as any of the following events shall occur:
(a)	there shall be consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation or pursuant to which the Borrower’s Voting Stock would be converted into Cash, securities or other property, other than a merger or consolidation of Borrower where the Borrower is not the continuing or surviving corporation and in which the holders of Borrower’s Voting Stock immediately prior to the merger have at least 50% ownership, directly or indirectly, of the Voting Stock of the surviving corporation immediately after such merger or consolidation; or

(b)	there is a report filed by any person, including its Affiliates and Associates, on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person (for the purposes of the definition of Change in Control only, the term “person” is used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of Borrower’s Voting Stock then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially (1) any Securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or Associates until such tendered Securities are accepted for purchase or exchange thereunder, or (2) any Securities if such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

(c)	a “Change in Control” (or analogous term) as defined in one or more indentures or agreements governing any Subordinated Obligations occur and at least $50,000,000 of Subordinated Obligations thereupon become due and payable by Borrower or its Subsidiaries.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if at any time Borrower, any Subsidiary of Borrower, any employee stock ownership plan or any other employee benefit plan, including any Pension Plan of Borrower or any Subsidiary of Borrower, or any person holding Borrower’s Voting Stock for or pursuant to the terms of such employee benefit plan, files or becomes obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of Borrower’s Voting Stock, whether in excess of 50% or otherwise.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Agency; or

(c)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Agency.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
“Commission” means the Securities and Exchange Commission and any successor commission.
“Commitment” means, subject to Sections 2.6, 2.7 and 2.9, $1,500,000,000. The Pro Rata Shares of the Banks with respect to the Commitment are set forth in Schedule 1.1.
“Compensation Period” has the meaning set forth for that term in Section 3.14.
“Compliance Certificate” means a compliance certificate in the form of Exhibit C signed, on behalf of Borrower, by a Senior Officer of Borrower.
“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA for such period plus (a) the amount of capitalized interest that was included in cost of sales in determining Consolidated Net Income for such period plus (b) all non-Cash Net Realizable Value Adjustments made during such period.
“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) any extraordinary loss reflected in such Consolidated Net Income, minus (c) any extraordinary gain reflected in such Consolidated Net Income, plus (d) Consolidated Interest Expense for such period, plus (e) the aggregate amount of federal, state and foreign income taxes payable by Borrower and its Consolidated Subsidiaries for such period, plus (f) depreciation, amortization and all other non-cash expenses of Borrower and its Consolidated Subsidiaries for such period, in each case as determined in accordance with Generally Accepted Accounting Principles consistently applied, plus (g) any Distributions made in Cash by KB France to Borrower during such period, and in the case of items (d), (e) and (f), only to the extent deducted in the determination of Consolidated Net Income for such period.
“Consolidated FIN 46 Subsidiaries” means entities that would not be GAAP Subsidiaries but for the issuance of the pronouncement entitled Financial Interpretation Number 46 (“FIN 46”) “Consolidation of Variable Interest Entities” by the Financial Accounting Standards Board on January 17, 2003.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the 12 month period ending on such date to (b) the sum of (i) Consolidated Interest Expense for the 12 month period ending on such date plus (ii) all dividends (other than dividends paid in the same class of stock) paid on any preferred stock of Borrower during the 12 month period ending on such date.
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest, fees, charges and related expenses paid or payable to a lender by Borrower and its Consolidated Subsidiaries on a consolidated basis in connection with borrowed money (including any capitalized interest and accretion of original issue discount on long-term debt) and the interest portion of any capitalized lease payments.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) Consolidated Tangible Net Worth on that date.
“Consolidated Net Income” means, for any period, the net income of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Subsidiaries” means, with respect to Borrower, Borrower’s GAAP Subsidiaries (other than KB France and Borrower’s Consolidated FIN 46 Subsidiaries).
“Consolidated Tangible Net Worth” means, as of any date of determination, the Shareholders’ Equity of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus the Intangible Assets of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus any non-cash gain (or plus any non-cash loss, as applicable) resulting from any marked to market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of foreign currency instruments owned by Borrower or any of its GAAP Subsidiaries as mandated under FAS 133.
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness and Contingent Guaranty Obligations of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of the Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of the Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date minus (c) the amount, if any, by which the aggregate Cash and Cash Equivalents of Borrower and its Consolidated Subsidiaries (other than the Financial Subsidiaries and Foreign Subsidiaries) on a consolidated basis on that date are in excess of $15,000,000 (but not to exceed $300,000,000).
“Construction Costs” means, as of any date of determination, all costs actually incurred by Borrower or any Borrowing Base Subsidiary with respect to the construction of Units on Developed Lots, including land basis.
“Contingent Guaranty Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person (other than a performance obligation undertaken in the ordinary and usual course of business or obligations with respect to letters of credit), including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation (other than a performance obligation undertaken in the ordinary and usual course of business) by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person, any “keep-well”, “take-or-pay”, “through put” or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person, or the LTV Maintenance Exposure resulting from any LTV Maintenance Agreement; provided, however, that notwithstanding the foregoing, no such guarantee or assurance shall constitute a Contingent Guarantee Obligation of a Person, if such Person’s obligations thereunder constitute limited exclusions from the otherwise non-recourse nature of such other Person’s Indebtedness or other obligations, except and until the acts, conduct or events triggering recourse to such Person have occurred. The amount of any Contingent Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith; provided, however, that if any Person is liable severally but not jointly and severally with one or more other obligors under any Contingent Guaranty Obligation, the amount of such Contingent Guaranty Obligation shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability under such Contingent Guaranty Obligation with respect to which such Person is severally liable.
“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of Borrower and its Subsidiaries, any of the Loan Documents.
“Debt Rating” means, as of any date of determination, the rating as determined by the Rating Agencies (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the Rating Agencies, then the two highest of such Debt Ratings shall apply (with the Debt Rating for Applicable Pricing Level I being the highest and the Debt Rating for Applicable Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Applicable Pricing Level that is one level higher than the Applicable Pricing Level of the lower Debt Rating shall apply.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
“Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth for that term in Section 3.7.
“Defaulting Bank” has the meaning set forth for that term in Section 10.13.
“Designated Deposit Account” means a demand deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.
“Developed Lots” means, as of any date of determination, subdivision lots located in the United States that are wholly-owned by Borrower or its Borrowing Base Subsidiaries, unencumbered by any Lien or Liens (other than Permitted Encumbrances), and that are subject to a recorded plat or subdivision map, in substantial compliance with all applicable Laws and available for the construction thereon of foundations for Units.
“Distribution” means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for capital stock of the same type of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in capital stock of the same type of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above. In addition, to the extent any loan or advance by Borrower to one of its Subsidiaries is deemed to be an “Investment” for purposes of this Agreement, then any principal payment made by such Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 6.12.
“Dollars” means the national currency of the United States of America.
“Domestic Lending Office” means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
“Domestic Subsidiary” means, with respect to any Person and as of any date of determination, a Subsidiary of such Person (a) that is organized under the Laws of the United States of America or any state thereof and (b) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with Generally Accepted Accounting Principles consistently applied) is located in the United States of America; provided that Kaufman and Broad International, Inc., a California corporation, shall in no event be considered a Domestic Subsidiary of Borrower.
“Domestic Unimproved Land” means, as of any date of determination, real Property located in the United States of America that is: (a) owned by Borrower or any of its Subsidiaries if on that date there has been expended by Borrower or any of its Subsidiaries less than 50% of the costs reasonably estimated by Borrower (in accordance with its past practices as of the Closing Date) to develop such real Property into Developed Lots; or (b) owned by Persons other than Borrower or any of its Subsidiaries but which, if owned by Borrower or any of its Subsidiaries on that date, would have satisfied the requirement set forth in clause (a) and if on that date Borrower or any of its Subsidiaries holds an option to purchase such real Property for which it has paid an amount equal to 33% or more of the purchase price provided for in such option to purchase, provided, that in the event an option to purchase land covers more than one parcel, phase or lot, any deposit paid by Borrower or any of its Subsidiaries shall be allocated to each parcel, phase or lot pro rata in accordance with the purchase price of the parcels, phases or lots. The “book value” with respect to Domestic Unimproved Land referred to in Section 6.15 shall be calculated as if the option to purchase had been exercised as of the date of determination, and otherwise in accordance with Generally Accepted Accounting Principles, consistently applied.
“Eligible Assignee” means: (a) a Bank; (b) an Affiliate of a Bank; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Line Bank, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder, all as the same shall be in effect at such date.
“ERISA Affiliate” means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Escrow Receivables” means, as of any date of determination, the amounts due to Borrower or any Borrowing Base Subsidiary and held at an escrow or title company following the sale and conveyance of title of a Model Home or Unit to a buyer (including an escrow or title company that is a Subsidiary of the Borrower) to the extent that such amounts are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“Eurodollar Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Eurodollar Rate Loan.
“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.
“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage
Where, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to 5 decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning provided in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Bank, an Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder,
(a)	taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable Lending Office is located,

(b)	any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and

(c)	in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower under Section 11.27), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.10(a).
“Existing Letters of Credit” has the meaning set forth in Section 3.17.
“Existing Maturity Date” has the meaning set forth in Section 2.9(a).
“Exposure” means for any Bank, as of any date of determination, the product obtained by multiplying that Bank’s then effective Pro Rata Share by the then effective Commitment.

“Extended Maturity Date” has the meaning set forth in Section 2.9(e).
“Extending Bank” means a Bank that agrees to extend its Maturity Date pursuant to Section 2.9.
“Extension Effective Date” has the meaning set forth in Section 2.9(c).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Financial Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Subsidiary that represents an irrevocable obligation on the part of the issuer:
(a)	to repay money borrowed by or advanced to the Borrower or a Subsidiary; or

(b)	to make payment on account of any indebtedness undertaken by the Borrower or a Subsidiary, in the event that the Borrower or Subsidiary fails to fulfill its financial obligations to the beneficiary.
“Financial Subsidiary” means (a) the Mortgage Company and its Subsidiaries, so long as such entities continue to engage in the mortgage banking business, (b) any Subsidiary of Borrower that is organized and operates solely to issue (i) collateralized mortgage obligations or (ii) other similar asset-backed obligations, and (c) any other Subsidiary of Borrower that (i) is engaged primarily in the business of origination, marketing, and servicing of residential mortgage loans, the sale of servicing rights, or the financing of long term residential mortgage loans, (ii) holds not less than 95% of its total assets in the form of Cash, Cash Equivalents, notes and mortgages receivable, Cash held by a trustee for the benefit of such Subsidiary or other financial instruments and (iii) is the subject of an Officer’s Certificate of Borrower delivered to the Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof. As of the Closing Date, the Financial Subsidiaries are Westview Company, KB Home Title Services Inc., KB Home Insurance Agency Inc., KB Home Insurance Agency of Texas Holdings Inc., Homesafe Company and San Antonio Title Co.
“Fiscal Quarter” means each of the fiscal quarters of Borrower ending on each February 28 (or 29, if a leap year), May 31, August 31 and November 30, or as otherwise changed by the Borrower upon advance written notice to the Administrative Agent, but subject to the requirements of Section 1.2.
“Fiscal Year” means each of the fiscal years of Borrower ending on each November 30 or as otherwise changed by the Borrower upon advance written notice to the Administrative Agent, but subject to the requirements of Section 1.2.
“Fitch” means Fitch Ratings, or any successor thereto.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and with respect to Borrower, includes Kaufman and Broad International, Inc., a California corporation.
“GAAP Subsidiaries” means, with respect to Borrower, all entities whose financial statements are consolidated with the consolidated financial statements of Borrower under Generally Accepted Accounting Principles.
“GAAP Value” means, with respect to any property or asset, the book value for such property or asset determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Generally Accepted Accounting Principles” means, as of any date of determination, accounting principles set forth as “generally accepted” in then currently effective statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, or, if such statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.2) to those applied to financial statements of that Person as of recent prior dates and for recent prior periods.
“Government Securities” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
“Governmental Agency” means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.
“Guarantor Subsidiary” means (a) any Domestic Subsidiary which is a Consolidated Subsidiary and a Significant Subsidiary, other than any Financial Subsidiary and (b) any other Domestic Subsidiary, other than any Financial Subsidiary, that is designated in writing by Borrower as a Guarantor Subsidiary.
“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the

Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any real Property of Borrower or its Subsidiaries.
“Increasing Bank” has the meaning set forth in Section 2.7(a).
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles consistently applied, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any obligation of the types referred to in clauses (a) through (d) above that is secured by a Lien (other than a Permitted Encumbrance) on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien if such obligation is non-recourse, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under Financial Letters of Credit issued for the account of such Person, and (h) net obligations of such Person under any Swap Contract. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Liabilities” has the meaning set forth in Section 11.10.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning set forth in Section 11.10.
“Information” has the meaning set forth in Section 11.12.
“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles consistently applied, including (a) customer lists, goodwill, computer software, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and other intangible assets and (b) any write-up in book value of any asset subsequent to its acquisition, but excluding any existing write-up in book value of any asset acquired by Borrower or any of its Subsidiaries prior to October 3, 2000, as such write-up may decrease (but not increase) from time to time.
“Interest Period” means, as to each Eurodollar Rate Loan, a period of 1, 2, 3 or 6 months or, subject to the consent of the Administrative Agent, in its reasonable discretion, a period of 1, 2 or 3 weeks, as designated by Borrower; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (c) no Interest Period may extend beyond the Maturity Date.

“Investment” means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person, whether or not evidenced by a note or other writing. The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.
“Investment Grade Credit Rating” means, as of any date of determination, that at least 2 Rating Agencies have as of that date issued credit ratings for Borrower’s non-credit-enhanced long-term senior unsecured debt of (a) at least BBB- in the case of S&P, (b) at least Baa3 in the case of Moody’s and (c) at least BBB- in the case of Fitch.
“IRS” means the United States Internal Revenue Service.
“ISP98” has the meaning set forth in Section 2.5(h).
“Issuing Bank” means:
(a)	Bank of America or other Bank which is an issuer with respect to the Existing Letters of Credit; or

(b)	Bank of America or any Bank in its capacity as issuer in Letters of Credit hereunder.
“Joint Venture” means any Person, other than a Subsidiary, (a) in which Borrower or any Subsidiary of Borrower holds an equity Investment which entitles Borrower or such Subsidiary to more than 10% of (i) the ordinary voting power for the election of the board of directors or other governing body of such Person or (ii) the partnership, membership or other ownership interest in such Person, and (b) which has at least one holder of its equity interests that is not an Affiliate of Borrower or any Subsidiary of Borrower. Notwithstanding the foregoing, for the purposes of Section 6.16, the term “Joint Venture” will not include any equity Investment in any Person if the dollar amount of that investment is less than $1,000,000, computed in accordance with Generally Accepted Accounting Principles consistently applied, but only to the extent that the aggregate dollar amount of such equity Investments is less than $25,000,000.
“KB France” means Kaufman & Broad S.A., a French Société Anonyme.
“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date required or refinanced as a Loan.
“Land Parcels” means parcels of land located in the United States wholly-owned by Borrower or any Borrowing Base Subsidiary that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Agency.

“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any of the standby letters of credit issued by an Issuing Bank under the Commitment pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted. A Letter of Credit shall be a Financial Letter of Credit or a Performance Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form, from time to time, that is in use by an Issuing Bank.
“Letter of Credit Collateralize” has the meaning set forth in Section 2.5(g).
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing (other than an agreement which gives to a Person the right to become equally and ratably secured with any other Person to whom a Lien is granted on any item of Property) any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
“Loans” means the aggregate of the Advances made at any one time by the Banks pursuant to Article II.
“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, Letter of Credit Applications, the Swing Line Documents, the Subsidiary Guaranty, any Loan Notice, any Swing Line Loan Notice, any Request for Letter of Credit, any Compliance Certificate, any Borrowing Base Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Administrative Agent or any other Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Loan Notice” means a notice of (a) a request for a Loan, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, which may be given by telephone and, if in writing, shall be substantially in the form of Exhibit D.
“Loan Parties” means, collectively, the Borrower and each Guarantor Subsidiary.
“Lots Under Development” means, as of any date of determination, Land Parcels that are being developed into Developed Lots or that are scheduled for the commencement of development into Developed Lots within 6 calendar months after the date of determination.

“LTV Maintenance Agreement” means a guaranty or other agreement entered into by the Borrower or any of its Consolidated Subsidiaries, for the benefit of the holder of any secured Indebtedness of a Person that is not the Borrower or any of its Consolidated Subsidiaries, to maintain a specified loan-to-value ratio with respect to real Property that secures such Indebtedness.
“LTV Maintenance Exposure” means, with respect to any LTV Maintenance Agreement, the amount equal to (a) the amount of the Indebtedness with respect to which the LTV Maintenance Agreement is delivered exceeds (b) the product of (i) the book value of the real Property securing such Indebtedness (or such lesser value as is provided in or determined under the agreements governing such Indebtedness) and (ii) a percentage equal to the loan-to-value ratio (stated as a fraction) that the Borrower or any of its Consolidated Subsidiaries agrees to maintain under the applicable LTV Maintenance Agreement; provided that if the Borrower or one of its Consolidated Subsidiaries is liable severally but not jointly and severally with one or more other obligors under the LTV Maintenance Agreement, the amount of the Contingent Guaranty Obligation in respect of such LTV Maintenance Agreement for the Borrower or such Consolidated Subsidiary shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability under such LTV Maintenance Agreement with respect to which the Borrower or such Consolidated Subsidiary is severally liable; provided further, that if the LTV Maintenance Exposure with respect to a LTV Maintenance Agreement is less than zero, the LTV Maintenance Exposure for that LTV Maintenance Agreement shall be deemed to be zero.
“Material Adverse Effect” means any circumstance or event, or any set of circumstances or events which, individually or when aggregated with any other circumstances or events, (a) has or is reasonably likely to have any material adverse effect upon the validity or enforceability of any Loan Document, (b) is or is reasonably likely to be material and adverse to the condition (financial or otherwise) or operations of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or is reasonably likely to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations.
“Material Amount of Assets” means, as of any date of determination, more than 15% of the consolidated total assets of Borrower and its Subsidiaries as of such date (other than assets of, or Investments in, Financial Subsidiaries, KB France or Borrower’s Consolidated FIN 46 Subsidiaries).
“Maturity Date” means the later of (a) November 22, 2010 and (b) if maturity is extended pursuant to Section 2.9, such extended maturity date as determined pursuant to such Section.
“Model Homes” means housing Units which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home community.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Company” means KB Home Mortgage Company, an Illinois corporation and a wholly owned Financial Subsidiary of Borrower.
“Multiemployer Plan” means any employee benefit plan of a type described in Section 4001(a)(3) of ERISA.
“Net Realizable Value Adjustment” means the adjustment required pursuant to Generally Accepted Accounting Principles consistently applied (including FAS 121 issued by the Financial

Accounting Standards Board) to reflect a decrease in the book value of assets below their historical costs.
“New Bank” has the meaning set forth in Section 2.7(a).
“Non-Extending Bank” has the meaning set forth in Section 2.9(b).
“Non-Recourse Indebtedness” means Indebtedness incurred in connection with the purchase or improvement of Property (a) that is secured solely by the Property purchased or improved, (b) with respect to which the holder of such Indebtedness has recourse only to such Property, and (c) that is otherwise non-recourse (whether by contract or under applicable Law) to any Person.
“Note” means each promissory note made by Borrower to a Bank evidencing the Advances under that Bank’s Pro Rata Share of the Commitment, substantially in the form of Exhibit E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Notice Date” has the meaning set forth in Section 2.9(a).
“Obligations” means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.
“Officer’s Certificate” means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.
“Opinions of Counsel” means the favorable written legal opinions of (a) Munger, Tolles & Olson llp, special counsel to Borrower and (b) Kimberly N. King, Vice President and Secretary of Borrower, substantially in the form of Exhibits F-1 and F-2, respectively, together with copies of all factual certificates and legal opinions upon which such counsel has relied.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means:
(a)	with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and

(b)	with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date, after giving effect to the issuance, extension, expiry, renewal or increase of any Letter of Credits occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” has the meaning set forth in Section 11.8(d).
“Party” means any Person other than the Banks or the Administrative Agent which now or hereafter is a party to any of the Loan Documents.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in ERISA) which is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates.
“Performance Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Subsidiary that is not a Financial Letter of Credit.
“Permitted Encumbrances” means:
(a)	inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(b)	Liens for taxes and assessments on real property which are not yet past due; or Liens for taxes and assessments on real property for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(c)	minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(e)	easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(f)	rights reserved to or vested in any Governmental Agency to control or regulate the use of any real property;

(g)	any obligations or duties affecting any real property to any Governmental Agency with respect to any right, power, franchise, grant, license, or permit;

(h)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(i)	statutory Liens, including warehouseman’s liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture;

(j)	covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(k)	rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(l)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m)	Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;

(n)	Liens consisting of deposits of property to secure statutory obligations of the Borrower or a Subsidiary of Borrower in the ordinary course of its business; and

(o)	Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.
“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or (c) the reversionary interest of a landlord under a lease of Property.

“Person” means an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or firm, joint venture, Governmental Agency, or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 7.1.
“Prior Revolving Loan Agreement” has the meaning set forth for that term in the recitals of the parties hereto.
“Pro Rata Share” of a Bank, as it pertains to the Commitment, means the applicable percentage set forth opposite the name of that Bank on Schedule 1.1 to this Agreement, as such Schedule 1.1 may change from time to time in accordance with the terms of this Agreement or in accordance with any effective Assignment and Assumption.
“Profit and Participation Agreement” means an agreement, secured by a deed of trust, mortgage, or other lien against a purchased Property, with respect to which the purchaser of any Property agrees to pay the seller of such Property a profit, price, or premium participation in such Property.
“Projections” means the financial projections of Borrower delivered to the Administrative Agent on October 28, 2005.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Public Lender” has the meaning set forth in Section 7.1.
“Qualified Issuer” means a commercial bank, savings bank, savings and loan association or similar financial institution which, (a) has total assets of $5,000,000,000 or more, (b) is “well capitalized” within the meaning of such term under the Federal Depository Institutions Control Act, (c) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (d) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank
“Quarterly Payment Date” means December 31, 2005, and each March 31, June 30, September 30 and December 31 thereafter through and including the Maturity Date.
“rateOne” means rateOne Home Loan, LLC, a Delaware limited liability company and a Subsidiary of Mortgage Company.
“Rating Agencies” means S&P, Moody’s and Fitch.
“Register” has the meaning set forth in Section 11.8(c).
“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reply Date” has the meaning set forth in Section 2.9(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Letter of Credit” means a written request for the issuance of a Letter of Credit signed by a Responsible Official of Borrower, in a form reasonably designated from time to time by the Administrative Agent.
“Required Banks” means, as of any date of determination, Banks having more than 50% of the Commitment or, if the commitment of each Bank to make Advances and the obligation of the Issuing Banks to issue Letters of Credit have been terminated or suspended, Banks holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Bank’s risk participation and funded participation in Letter of Credit Usage and Swing Line Loans being deemed “held” by such Bank for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Requirement of Law” means, as to any Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of that Person.
“Right of Others” means, with respect to any Property in which a Person has an interest, (a) any legal or equitable claim or other interest (other than a Lien) in or with respect to that Property held by any other Person, and (b) any option or right held by any other Person to acquire any such claim or other interest (including a Lien).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
“Senior Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness for borrowed money, and the aggregate amount of obligations under Financial Letters of Credit, of Borrower and Borrowing Base Subsidiaries that is not Subordinated Obligations and that is not Non-Recourse Indebtedness.

“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) vice president and controller, (e) vice president, treasury, or (f) treasurer, in each case whatever the title nomenclature may be, of the Person designated.
“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.
“Significant Subsidiary” means, as of the Closing Date, those Subsidiaries of Borrower identified as such in Schedule 4.4 and, as of any other date of determination, any Subsidiary of Borrower (other than a Joint Venture) with respect to which any of the following conditions is met:
(a)	the aggregate book value of all Investments of Borrower and its Subsidiaries in such Subsidiary exceeds 5% of the consolidated total assets (other than assets of Financial Subsidiaries) of Borrower and its Subsidiaries as of such date; or

(b)	the proportionate share of Borrower and its Subsidiaries in the total assets of such Subsidiary (after intercompany eliminations) exceeds 5% of the consolidated total assets (other than assets of Financial Subsidiaries) of Borrower and its Subsidiaries as of such date; or

(c)	the equity of Borrower and its Subsidiaries in the net income of such Subsidiary (before income taxes, extraordinary items and cumulative effect of a change in accounting principles) as of the end of the most recently ended fiscal year of such Subsidiary exceeds the greater of (i) an amount equal to 5% of the consolidated net income (other than net income of Financial Subsidiaries) of Borrower and its Subsidiaries (computed as aforesaid) as of the end of the most recent Fiscal Year ended prior to such date or (ii) $10,000,000.
“Solvent” means, as to any Person, that such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s indebtedness and other obligations (including contingent debts), (b) is able to pay all of its indebtedness and other obligations as such indebtedness and other obligations mature and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
“Speculative Units” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are not subject to bona fide contracts for the sale of such Units to a third party, excluding Developed Lots containing Units used as Model Homes.
“Subordinated Notes” means (i) Borrower’s 8 ?% Senior Subordinated Notes due 2008, (ii) Borrower’s 7 3/4% Senior Subordinated Notes due 2010 and (iii) Borrower’s 9 1/2% Senior Subordinated Notes due 2011.
“Subordinated Obligations” means, collectively, all obligations of Borrower or any of its Subsidiaries that (a) do not provide for any scheduled redemption on or before 30 days after the Maturity Date, (b) are expressly subordinated to the Obligations by a written instrument containing subordination and related provisions (including interest payment blockage, standstill and related provisions) not materially less favorable to the Banks in any respect whatsoever from those applicable to Borrower’s Subordinated Notes (or such other subordination and related provisions as may be approved in writing by the Required Banks), (c) are subject to financial covenants not materially more burdensome to Borrower taken as a whole than those applicable to the Subordinated Notes, except such covenants as may be approved in writing by the Required Banks and (d) are subject to other covenants (other than the covenant to pay interest) and events of default which in the aggregate are not materially more burdensome to Borrower than those applicable to the Subordinated Notes, except such covenants or events of default as may be approved in writing by the Required Banks.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other business entity whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person; or (b) in the case of a partnership, joint venture or other business entity, in which such Person or a Subsidiary of such Person is a general partner.
“Subsidiary Guaranty” means the guaranty of the Indebtedness of Borrower under this Agreement executed by each Guarantor Subsidiary of Borrower substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).
“Swing Line” means the revolving line of credit established by the Swing Line Bank in favor of Borrower pursuant to Section 2.4.

“Swing Line Bank” means Bank of America or any successor swing line lender hereunder.
“Swing Line Documents” means the promissory note and any other documents executed by Borrower in favor of the Swing Line Bank in connection with the Swing Line.
“Swing Line Loan Notice” means a notice of a request for a Swing Line Loan, which may be given by telephone and, if in writing, shall be substantially in the form of Exhibit H.
“Swing Line Loans” means loans made by the Swing Line Bank to Borrower pursuant to Section 2.4.
“Swing Line Maturity Date” means the earlier to occur of (a) the date immediately following the date the Swing Line Bank demands repayment of a Swing Line Loan and (b) the date 10 days following the date of disbursement of a Swing Line Loan or, if such day is not a Business Day, the next Business Day.
“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (a) a “reportable event” as defined in Section 4043 of ERISA (other than a “reportable event” that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, other than pursuant to Section 4041(b) of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that such representation, warranty or statement is a representation, warranty or statement that (a) the Person making it has no actual knowledge of the inaccuracy of the matters therein stated and (b) assuming the exercise by the Person making it of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person would have done under similar circumstances), the Person making it would have no actual knowledge of the inaccuracy of the matters therein stated. Where the Person making the representation, warranty or statement is not a natural Person, the aforesaid actual or constructive knowledge shall be that of any Senior Officer of that Person.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans (including Swing Line Loans) and all Letter of Credit Usage.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP500” means the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication 500, or any substitution therefor or replacement thereof.
“Unit” means a residential housing unit available for sale located in the United States.
“Unreimbursed Amount” has the meaning set forth in Section 2.5(c)(i).
“Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of Borrower and its Borrowing Base Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“Voting Stock” means, with respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
1.2	Accounting Terms.
     All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.9, 6.10, 6.11, 6.15 or 6.16 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating Borrower’s financial condition, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections during the 90 day period following such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change. In the event that the Borrower changes its Fiscal Year during the term of this Agreement, Borrower and the Banks agree to amend this Agreement and the other Loan Documents in such respects as are necessary to conform the definitions, the financial covenants, the reporting requirements and the other provisions thereof to fairly reflect such change in the Borrower’s Fiscal Year.
1.3	Rounding.
     Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
1.4	Other Interpretive Provisions.

     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(c)	The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(d)	Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e)	Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f)	The term “including” is by way of example and not limitation.

(g)	The term “or” is not exclusive.

(h)	The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(i)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(j)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.5	Exhibits and Schedules.
     All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.6	References to “Borrower and its Subsidiaries”.
     Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

1.7	Time of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.8	Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after taking into account amounts drawn prior to such time that are not subject to reinstatement); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
LOANS AND LETTERS OF CREDIT
2.1	Loans-General.
(a)	Subject to the terms and conditions set forth in this Agreement (including Section 8.2), at any time and from time to time from the Closing Date through the Business Day immediately preceding the Maturity Date, each Bank shall, pro rata according to that Bank’s Pro Rata Share of the Commitment then in effect, make Advances to Borrower under the Commitment in such amounts as Borrower may request; provided that after giving effect to such Advance, the Total Outstandings shall not exceed the Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Section 2.1(a) without premium or penalty. In no event shall the Banks be obligated to make Loans to the Borrower at any time if, after giving effect to such Loans, the provisions of Section 6.17 would be violated.

(b)	[Intentionally Omitted].

(c)	Subject to the next sentence and to Sections 2.4(e) and 2.5(c), each Loan shall be made pursuant to Borrower’s irrevocable Loan Notice to the Administrative Agent, which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan and (iv) in the case of a Eurodollar Rate Loan, Interest Period for such Loan. Each telephonic Loan Notice by the Borrower pursuant to this Section 2.1(c) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Official of the Borrower.

(d)	Promptly following receipt of a Loan Notice, the Administrative Agent shall notify each Bank by telephone, telecopier or telex of the date and type of the Loan, the applicable Interest Period in the case of a Eurodollar Rate Loan, and that Bank’s Pro Rata Share of the Loan. Not later than 12:00 noon, Los Angeles time, on the date specified for any Loan, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article VIII, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(e)	The principal amount of each Loan shall be an integral multiple of $1,000,000 and shall be in an amount not less than (i) $1,000,000 if such Loan is a Base Rate Loan and (ii) $5,000,000 if such Loan is a Eurodollar Rate Loan.

(f)	A Loan Notice shall be irrevocable upon the Administrative Agent’s first notification thereof. The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances. The failure by any Bank to perform its obligation to make any Advance will not increase the obligation of any other Bank to make Advances.

(g)	Borrower may redesignate a Base Rate Loan as a Eurodollar Rate Loan, or a Eurodollar Rate Loan as a Base Rate Loan or a Eurodollar Rate Loan with a new Interest Period, by delivering a Loan Notice to the Administrative Agent, within the time periods and pursuant to the conditions set forth in Section 2.1(c), 2.2 or 2.3, as applicable, and elsewhere in this Agreement. If no Loan Notice has been made prior to the last day of the Interest Period for an outstanding Eurodollar Rate Loan within the requisite notice periods set forth in Section 2.3, then Borrower shall be deemed to have requested that such Eurodollar Rate Loan be redesignated as a Base Rate Loan.

(h)	The Advances made by each Bank under this Section 2.1 shall be evidenced by that Bank’s Note.
2.2	Base Rate Loans.

Each request by Borrower for a Base Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m., Los Angeles time, on the Business Day on which the requested Base Rate Loan is to be made. The Administrative Agent shall notify each Bank of a request for a Base Rate Loan as soon as practicable after receipt of the same. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3.

2.3	Eurodollar Rate Loans.
(a)	Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m., Los Angeles time, at least 3 Business Days before the first day of the applicable Interest Period, provided that such advance notice period may be reduced by the Administrative Agent in its discretion with respect to any Eurodollar Rate Loan made on the Closing Date. The Administrative Agent shall notify each Bank of a request for a Eurodollar Rate Loan as soon as practicable after receipt of the same.

(b)	At or about 10:00 a.m., Los Angeles time, 2 Business Days before the first day of the applicable Interest Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telephone, telecopier or, in the case of Banks, telex.

(c)	No more than 10 Eurodollar Rate Loans may be outstanding at any particular time.
2.4	Swing Line.
(a)	Subject to the terms and conditions set forth herein, the Swing Line Bank agrees, in reliance upon the agreements of the other Banks set forth in this Section 2.4, to make Swing Line Loans to Borrower from time to time from the Closing Date through the Business Day immediately preceding the Maturity Date in such amounts as Borrower may request, provided that (i) giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $100,000,000, (ii) the conditions to an Advance specified in Article VIII have been satisfied (other than delivery of a Loan Notice), (iii) without the consent of all of the Banks, no Swing Line Loan may be made during the continuation of an Event of Default, (iv) the Swing Line Bank has not given at least 24 hours prior notice to Borrower that availability under the Swing Line is suspended or terminated, (v) after giving effect to such Swing Line Loan, the Total Outstandings shall not exceed the Commitment and (vi) in no event shall the Swing Line Bank be obligated to make a Swing Line Loan to Borrower if, after giving effect to such Swing Line Loan, the provisions of Section 6.17 would be violated. Borrower may borrow, repay and reborrow under this Section 2.4. Unless notified to the contrary by the Swing Line Bank, borrowings under the Swing Line shall be made in amounts which are integral multiples of $100,000. Unless notified to the contrary by the Swing Line Bank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. A Swing Line Loan may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty. Each Swing Line Loan shall be made pursuant to Borrower’s irrevocable Swing Line Loan Notice to the Administrative Agent at the Administrative Agent’s Office not later than 4:00 p.m. Los Angeles time on the day the requested Swing Line Loan is to be made. Each telephonic Swing Line Loan Notice by the Borrower pursuant to this Section 2.4(a) must be confirmed promptly by delivery to the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Official of the Borrower.

(b)	Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the sum of the Applicable Federal Funds Rate plus the Applicable Eurodollar Rate Spread, payable on the dates principal is due and in any event on the Maturity Date. The Swing Line Bank shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Bank (or, if applicable, for the account of the Banks funding such Swing Line Loans pursuant to Section 2.4(d)).

(c)	Each Swing Line Loan shall be payable on the applicable Swing Line Maturity Date and in any event on the Maturity Date.

(d)	Upon the making of a Swing Line Loan, each Bank shall be deemed to have purchased from the Swing Line Bank a participation therein in an amount equal to that Bank’s Pro Rata Share of the Commitment times the amount of the Swing Line Loan. Upon demand made by the Swing Line Bank, each Bank shall, according to its Pro Rata Share of the Commitment, promptly provide to the Swing Line Bank its purchase price therefor in an amount equal to its participation therein. The obligation of each Bank to so provide its purchase price to the Swing Line Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

(e)	In the event that any Swing Line Outstandings have not been repaid by the applicable Swing Line Maturity Date, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Bank to repay the Swing Line Outstandings), Borrower shall request a Base Rate Loan under the Commitment pursuant to Section 2.2 in an amount complying with Section 2.1(e) and sufficient to repay the Swing Line Outstandings. The Administrative Agent shall automatically provide such amount to the Swing Line Bank (which the Swing Line Bank shall then apply to the Swing Line Outstandings or, if applicable, pay such amount ratably to such Banks as have funded their purchase of a participation pursuant to Section 2.4(d) in accordance with their Pro Rata Shares) and credit any balance of the Loan in immediately available funds to the Designated Deposit Account. In the event that Borrower fails to request a Base Rate Loan under the Commitment within the time specified by Section 2.2 on any such Swing Line Maturity Date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Base Rate Advances to be made by the Banks under the Commitment in the amount necessary to comply with Section 2.1(e) and sufficient to repay the Swing Line Outstandings and, for this purpose, the conditions precedent set forth in Section 8.2 shall not apply. The proceeds of such Advances shall be paid to the Swing Line Bank for application to the Swing Line Outstandings, with any balance credited in immediately available funds to the Designated Deposit Account.

2.5	Letters of Credit.
(a)	Letter of Credit Commitment. Subject to the terms and conditions of this Agreement (including Section 8.3), Borrower may request from time to time during the period from the Closing Date through the day 30 days prior to the Maturity Date (unless the Issuing Bank otherwise agrees to a later date prior to the Maturity Date) that the Issuing Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.5, issue Letters of Credit for the account of Borrower, and the Issuing Bank agrees to issue for the account of Borrower one or more Letters of Credit and to amend Letters of Credit previously issued by it in accordance with Section 2.5(b), provided that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Total Outstandings exceeds the Commitment, (ii) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, Borrower would not be in compliance with Section 6.17, (iii) Borrower shall not request that the Issuing Bank issue any Letter of Credit having an expiration date that is beyond 364 days from the Maturity Date and (iv) the Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $1,000,000,000 or any limit established by Law after the Closing Date on the Issuing Bank’s ability to issue the requested Letter of Credit at any time. Notwithstanding the foregoing, the Issuing Bank shall not issue any Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank in writing that the conditions set forth in Section 8.3 have not been satisfied with respect to the issuance of such Letter of Credit, (B) the expiry date of such requested Letter of Credit would occur after 364 days from the Maturity Date, unless all of the Banks have approved such expiry date, or (C) after issuing such Letter of Credit the provisions of Section 6.17 would be violated. The Issuing Bank shall not be obligated to issue any Letter of Credit if, (x) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (y) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to the customers of the Issuing Bank generally, or (z) a default of any Bank’s obligations to fund under Section 2.5(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.

(b)	Procedures for Issuance and Amendment of Letters of Credit.
(i)	Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the

Administrative Agent not later than 1:00 p.m., Los Angeles time, at least 3 Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may require.

(ii)	Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.

(iii)	Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also (x) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (y) notify the Borrower and the Administrative Agent of any return, surrender or cancellation of any Letter of Credit.
(c)	Drawings and Reimbursements; Funding of Participations.
(i)	Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof and of the date the Issuing Bank proposes to pay such drawing. The Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of any payment by the Issuing Bank under a Letter of Credit, which reimbursement shall be made, (x) if the Issuing Bank notifies the Borrower and the Administrative Agent of such payment before 2:00 p.m. Los Angeles time on the Business Day immediately preceding the date of such payment (the date of such payment being, the “Honor Date”), then on the Honor Date, or (y) if the Issuing Bank notifies the Borrower and the Administrative Agent after 2:00 p.m. Los Angeles time on the Business Day immediately preceding the Honor Date or any Business Day thereafter, then on the Business Day immediately following such notice (with any notice received on or after 2:00 p.m. Los Angeles time on any day deemed to be received before 2:00 p.m. Los Angeles time on the next Business Day). If the Borrower fails to so reimburse the Issuing Bank by such date, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(e) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 8.2 (other than the delivery of a Loan Notice). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)	Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 2.5(c)(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (provided that the Administrative Agent gives notice on or prior to 11:00 a.m. on such Business Day), whereupon, subject to the provisions of Section 2.5(c)(iii), each Bank that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(iii)	With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.5.

(iv)	Until each Bank funds its Advance or L/C Advance pursuant to this Section 2.5(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.

(v)	Each Bank’s obligation to make Advances or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Advances pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 8.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)	If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)	Repayment of Participations.
(i)	At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)	If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 11.24 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Bank shall pay to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
(e)	Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (except as otherwise provided in clauses (ii) through (v) below), including the following:

(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)	the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, except for payment with respect to a Letter of Credit when such payment violates the terms of ISP98;

(iii)	any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (so long as payment under such Letter of Credit would otherwise be permitted under the terms of ISP98) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)	any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (except if such payment violates the terms of ISP98); or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (except for payment by an Issuing Bank (or any other applicable “issuer” within the meaning of ISP98) with respect to a Letter of Credit that violates the terms of ISP98).
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)	Role of Issuing Bank. Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuing Bank, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.5(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank (and any other applicable “issuer” within the meaning of ISP98), and an Issuing Bank (or such issuer) may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s (or such issuer’s) willful misconduct or gross negligence or such Issuing Bank’s (or such issuer’s) failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or for payment with respect to a Letter of Credit by an Issuing Bank (or such issuer) when such payment violates the terms of ISP98. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)	Cash or Letter of Credit Collateral. Upon the request of the Administrative Agent, (i) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Maturity Date or acceleration pursuant to Section 9.2(a)(ii), any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or (iii) if any amount remains available to be drawn under any Letter of Credit by reason of the operation of Section 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), the Borrower shall immediately Cash Collateralize or Letter of Credit Collateralize the then outstanding amount of the Letter of Credit Usage (in an amount equal to such outstanding amount determined as of the date of such L/C Borrowing or the Maturity Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in a blocked, non-interest bearing deposit account at Bank of America. For purposes hereof, “Letter of Credit Collateralize” means to deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, one or more irrevocable standby letters of credit (other than a Letter of Credit) in the aggregate amount of the then outstanding amount of the Letter of Credit Usage (less the amount, if any, of the then outstanding amount of the Letter of Credit Usage being Cash Collateralized) issued by one or more financial institutions that each is a Qualified Issuer in form and substance satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. The Borrower hereby agrees that the Administrative Agent may immediately apply cash collateral or draw upon any irrevocable standby letters of credit delivered pursuant to this Section 2.5(g) in order to reimburse the Issuing Banks for any drawings under any Letters of Credit.

(h)	Applicability of ISP98. The rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each Letter of Credit, except as provided in Section 2.5(l) below.

(i)	Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)	Letter of Credit Fees.
(i)	Borrower shall pay to the Administrative Agent for the account of the Banks a letter of credit fee payable to the Banks in accordance with their Pro Rata Shares with respect to each Letter of Credit issued or renewed equal to the sum of (A) the Applicable Letter of Credit Fee times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) minus (B) any amounts due and payable under clause (ii) below. Such letter of credit fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable on the Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, and thereafter on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Maturity Date and on the 364th day from the Maturity Date.

(ii)	Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued or renewed by such Issuing Bank equal to 0.100% per annum times the daily maximum amount which is available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable on the Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit and on the expiry date of such Letter of Credit.

(iii)	Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)	Number of Issuing Banks/Reports to the Administrative Agent. In addition to Bank of America, Borrower may, with the consent of the Administrative Agent (and the consent of any Bank requested to be an Issuing Bank), designate up to 3 additional Issuing Banks, each of which must be Banks, for the purposes of this Agreement; provided that there shall not be more than 4 Issuing Banks hereunder at any time. Each Issuing Bank shall, no later than the 3rd Business Day following the last day of each month, provide to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance or amendment of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit issued or amended during such month. Upon request of any Bank, the Administrative Agent shall forward copies of such reports to such Bank.

(l)	Existing Letters of Credit. For an Existing Letter of Credit, references to “ISP98” in this Agreement will be deemed to mean references to UCP500, if such Existing Letter of Credit is governed by UCP500.
2.6	Reduction of Commitment.

Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least 5 Business Days prior written notice voluntarily to reduce or terminate permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000 (unless all of the unused Commitment is being terminated), all or a portion of the unused Commitment. Borrower shall pay to the Administrative Agent (for the account of each Bank, pro rata according to that Bank’s Pro Rata Share) on the date of such termination all unpaid commitment fees which have accrued to such date in respect of the terminated portion of the Commitment.

2.7	Optional Increase to Commitment.
(a)	Subject to the limitations set forth in this Section, the Administrative Agent may, at any time and from time to time at the request of Borrower, increase the Commitment by (i) admitting additional Banks hereunder (each a “New Bank”), or (ii) increasing the Exposure of any Bank (each an “Increasing Bank”), subject to the following conditions:
(i)	each New Bank is an Eligible Assignee;

(ii)	Borrower executes (A) a new Note payable to the order of a New Bank, or (B) a replacement Note payable to the order of an Increasing Bank if such Increasing Bank previously received a Note;

(iii)	each New Bank executes and delivers to the Administrative Agent an instrument of joinder to this Agreement which is in form and substance acceptable to the Administrative Agent;

(iv)	after giving effect to the admission of any New Bank or the increase in the Exposure of any Increasing Bank, the Commitment does not exceed $2,000,000,000 less the aggregate amount of reductions, if any, of the Commitment made pursuant to Sections 2.6 and 2.9(g);

(v)	each increase in the Commitment shall be in the amount of $50,000,000 or a greater integral multiple of $500,000;

(vi)	no admission of any New Bank shall increase the Exposure of any existing Bank without the written consent of such Bank;

(vii)	no Bank shall be an Increasing Bank without the written consent of such Bank;

(viii)	no Default or Event of Default exists;

(ix)	the Administrative Agent shall have received from Borrower such documents as it may reasonably request in connection with such increase, including:
(A)	a certificate signed by a Responsible Official of the Borrower (x) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase and (y) certifying that (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the date of the increase, except to the extent that such representations and warranties specifically refer to an earlier date, and (2) no Default or Event of Default exists as of the date of the increase or will result from the increase; and

(B)	a written consent to the increase executed by each Guarantor Subsidiary; and
(x)	Any such increase shall be effective, if at all, as of the date determined by the Administrative Agent and the Borrower. The Administrative Agent shall promptly notify the Banks of the effective date of such increase.
(b)	Except as set forth in Section 2.7(a), no consent of the Banks shall be required for an increase in the amount of the Commitment pursuant to this Section 2.7.

(c)	After the admission of any New Bank or the increase in the Exposure of any Increasing Bank, the Administrative Agent shall promptly provide to each Bank and to Borrower a new Schedule 1.1 to this Agreement.

(d)	Concurrently with the effectiveness of any increase to the Commitment under this Section, (i) the participation interest of each Bank in each outstanding Letter of Credit and in each Swing Line Loan shall be adjusted, and (ii) each New Bank and each Increasing Bank shall make additional Advances available to the Administrative Agent (the proceeds of which shall be paid to the other Banks or used in part to refinance expiring Eurodollar Rate Loans) in the amount required to result in the aggregate outstanding Advances of each Bank being equal to its Pro Rata Share of the Commitment, as so increased.

(e)	The Borrower confirms its obligation pursuant to Section 3.6(f) to repay any breakage fees resulting from the prepayment of any Eurodollar Rate Loans resulting from Borrower’s request to increase the Commitment under this Section 2.7.

(f)	This Section shall supersede any provisions in Section 11.2 or 11.8 to the contrary.

2.8	Borrowing Base.
(a)	Reporting of Borrowing Base. Within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year), 90 days after the end of each Fiscal Year, and within 30 days after Borrower loses an Investment Grade Credit Rating, the Borrower shall provide the Administrative Agent with a Borrowing Base Certificate in a form satisfactory to the Administrative Agent showing the Borrower’s calculations of the components of the Borrowing Base as of the end of the last Fiscal Quarter and such data supporting such calculations per Exhibit B or in another form as the Administrative Agent may reasonably require; provided that Borrower shall have no obligation to provide a Borrowing Base Certificate to the Administrative Agent at any time at which Borrower holds an Investment Grade Credit Rating. Any change in the Borrowing Base shall be effective upon receipt of a Borrowing Base Certificate.

(b)	Amount of Borrowing Base. As used in this Agreement, the term “Borrowing Base” means a Dollar amount equal to the sum of the following:
(i)	Escrow Receivables. 90% of the aggregate GAAP Value of Escrow Receivables; plus

(ii)	Developed Lots. 65% of the aggregate GAAP Value of Developed Lots; plus

(iii)	Lots Under Development. 65% of the aggregate GAAP Value of Lots Under Development; plus

(iv)	Construction Costs. 85% of the aggregate GAAP Value of Construction Costs; plus

(v)	Unrestricted Cash. 100% of Unrestricted Cash in excess of $15,000,000;
provided, however, that the aggregate of the amounts set forth in clauses (ii) and (iii) shall be less than 50% of the Borrowing Base.
2.9	Extension of Maturity Date.
(a)	Requests for Extension. No more than once during each Fiscal Year, beginning with the Fiscal Year commencing on December 1, 2006, but no later than 90 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), Borrower may, by notice to the Administrative Agent (who shall promptly notify the Banks), request that the Existing Maturity Date be extended by each Bank for an additional one year from the Existing Maturity Date; provided that the Extended Maturity Date (as defined below) may not be more than 5 years from the date Borrower gives such notice (the “Notice Date”).

(b)	Bank Elections to Extend. Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given no later than the date (the “Reply Date”) that is 30 days after the Notice Date, advise the Administrative Agent whether or not such Bank agrees to such extension of the Existing Maturity Date (and each Bank that determines not to so extend the Existing Maturity Date (a “Non-Extending Bank”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Reply Date)) and any Bank that does not so advise the Administrative Agent on or before the Reply Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to any extension of the Existing Maturity Date shall not obligate any other Bank to so agree.

(c)	Notification by Administrative Agent. The Administrative Agent shall notify Borrower of each Bank’s determination under this Section no later than the date (the “Extension Effective Date”) that is 15 days after the Reply Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)	Additional Commitment Banks; Prepayment. Borrower shall have the right on or before the Existing Maturity Date with respect to each Non-Extending Bank to:
(i)	replace such Non-Extending Bank with, and add as one or more “Banks” under this Agreement in place thereof, one or more Eligible Assignees approved by the Administrative Agent (each, an “Additional Commitment Bank”) as provided in Section 11.27, each of which Additional Commitment Banks shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Bank shall, effective as of the date such assignment becomes effective, undertake a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s existing Commitment hereunder on such date); or

(ii)	prepay in full all Advances, with interest, of such Non-Extending Bank (together with any additional amounts required pursuant to Section 3.6(f) and all other accrued amounts payable hereunder).
(e)	Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed so to extend the Existing Maturity Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Effective Date, then, effective as of the Extension Effective Date, the Existing Maturity Date with respect to each Extending Bank shall be extended to the date (the “Extended Maturity Date”) that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day), and such Extended Maturity Date shall then become the Existing Maturity Date for all Banks other than the Non-Extending Banks.

(f)	Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Existing Maturity Date pursuant to this Section shall not be effective with respect to any Bank unless:
(i)	no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)	the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)	for all Non-Extending Banks whose Commitments were not assumed or terminated pursuant to Section 2.9(d), on the Existing Maturity Date with respect to each such Non-Extending Bank, Borrower shall pay in full all Advances, with interest, outstanding to each such Non-Extending Bank on such date (and pay any additional amounts required pursuant to Section 3.6(f) and all other accrued amounts payable hereunder) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares of the respective Banks (other than the Non-Extending Banks) effective as of such date.
(g)	Reduction of Commitments. The Commitment of each Non-Extending Bank shall be permanently and irrevocably reduced and terminated by any amounts prepaid pursuant to Section 2.9(d)(ii) or paid on the Maturity Date of such Non-Extending Bank pursuant to Section 2.9(f)(iii), and the Pro Rata Share of the Banks shall be adjusted accordingly.

(h)	Conflicting Provisions. This Section shall supersede any provisions in Section 11.2 or 11.9 to the contrary.

ARTICLE III
PAYMENTS AND FEES
3.1	Principal and Interest.
(a)	Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Advance until payment in full and shall accrue and be payable at the rates set forth herein, to the extent permitted by applicable Laws, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate.

(b)	Interest accrued on each Base Rate Loan shall be due and payable on the last day of each calendar month. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Spread.

(c)	Interest accrued on each Eurodollar Rate Loan shall be due and payable on the last day of each calendar month. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the sum of the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Spread.

(d)	If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:
(i)	the principal Indebtedness evidenced by the Notes shall be payable within one Business Day in Cash to the extent that the Total Outstandings exceeds at any time the Commitment as then in effect; and

(ii)	the principal Indebtedness evidenced by the Notes shall in any event be immediately payable in Cash on the Maturity Date.
(e)	The Notes may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty; provided that: (i) any partial prepayment shall be in integral multiples of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $1,000,000 on a Base Rate Loan, and not less than $5,000,000 on a Eurodollar Rate Loan, (iii) the Administrative Agent must have received written notice (or telephonic notice confirmed promptly in writing) of any prepayment at least 3 Business Days before the date of prepayment in the case of a Eurodollar Rate Loan and by 10:00 a.m., Los Angeles time, on the date of prepayment in the case of a Base Rate Loan, (iv) each prepayment of principal, except for partial prepayments on Base Rate Loans, shall be accompanied by prepayment of interest accrued to the date of payment on the amount of principal paid and (v) in the case of any prepayment of any Eurodollar Rate Loan, Borrower shall promptly upon demand reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.6.

(f)	Change in Control.
(i)	If a Change in Control shall have occurred, at the option of the Required Banks, Borrower shall repay in Cash the entire principal Indebtedness evidenced by the Notes, together with interest thereon and all other amounts due in connection with the Notes and this Agreement, and deliver to the Administrative Agent an amount equal to the Letter of Credit Usage then outstanding, to be held as cash collateral as provided in Section 9.2(c) (the “Change in Control Repayment”), on the date that is no more than 27 Business Days after the occurrence of the Change in Control (the “Change in Control Payment Date”), subject to receipt by Borrower of a Change in Control Payment Notice as set forth in Section 3.1(f)(iii). On the Change in Control Payment Date, the Commitment shall automatically terminate.

(ii)	Within 15 Business Days after the occurrence of a Change in Control, Borrower shall provide written notice of the Change in Control to the Administrative Agent and each Bank. The notice shall state:
(A)	the events causing a Change in Control and the date of such Change in Control;

(B)	the date by which the Change in Control Payment Notice (as defined in Section 3.1(f)(iii)) must be given; and

(C)	the Change in Control Payment Date.
(iii)	At the direction of the Required Banks, the Administrative Agent shall, on behalf of the Banks, exercise the rights specified in Section 3.1(f)(i) by delivery of a written notice (a “Change in Control Payment Notice”) to Borrower at any time prior to or on the Change in Control Payment Date, stating that the Notes shall be prepaid and cash collateral shall be provided for the Letter of Credit Usage on the Change in Control Payment Date. On the Change in Control Payment Date, Borrower shall make the Change in Control Repayment to the Administrative Agent for the benefit of the Banks, and the Commitment shall terminate.
3.2	Commitment Fee.

From the Closing Date until the Maturity Date, Borrower shall pay to the Administrative Agent, for the account of each Bank, pro rata according to that Bank’s Pro Rata Share of the Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum in effect from time to time times the average daily amount by which the Commitment exceeds the aggregate outstanding principal of the Loans evidenced by the Notes plus the Letter of Credit Usage plus the Swing Line Outstandings. This commitment fee shall accrue daily and be payable in arrears with respect to each calendar quarter on the Quarterly Payment Date falling at the end of such calendar quarter. The Administrative Agent shall calculate the commitment fee and the amount thereof allocable to each Bank according to that Bank’s Pro Rata Share of the Commitment and shall notify Borrower in writing of such amounts.

3.3	Other Fees.

Borrower shall pay to Bank of America and the Arrangers such other fees in such amounts and at such times as heretofore set forth in letter agreements to which Borrower is a party.

3.4	[Intentionally Omitted].

3.5	Capital Adequacy.
(a)	If any Bank (an “Affected Bank”) determines that compliance with any Law or regulation or with any guideline or request from any central bank or other Governmental Agency (whether or not having the force of Law) enacted or issued after the Closing Date relating to the capital adequacy of banks or corporations in control of banks has or would have the effect of reducing the rate of return on the capital of such Affected Bank or any corporation controlling such Affected Bank as a consequence of, or with reference to, such Affected Bank’s Pro Rata Share of the Commitment below the rate which the Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Bank or corporation with regard to capital adequacy), then Borrower shall from time to time, upon demand by such Affected Bank in accordance with this Section 3.5 (with a copy of such demand to the Administrative Agent), within 15 days after demand pay to such Affected Bank additional amounts sufficient to compensate such Affected Bank or other corporation for such reduction.

(b)	An Affected Bank may not seek compensation under Section 3.5(a) unless the demand for such compensation is delivered to Borrower within 6 months following the date of enactment or issuance of the Law, regulation, guideline or request giving rise to such demand for compensation.

(c)	A certificate as to any amounts for which an Affected Bank is seeking compensation under Section 3.5(a), submitted to Borrower and the Administrative Agent by such Affected Bank, shall be conclusive and binding for all purposes, absent manifest error. Each Affected Bank shall calculate such amounts in a manner which is consistent with the manner in which it makes calculations for comparable claims with respect to similarly situated borrowers from such Affected Bank, will not allocate to Borrower a proportionately greater amount of such compensation than it allocates to each of its other commitments to lend or other loans with respect to which it is entitled to demand comparable compensation, and will not include amounts already factored into the rates of interest or fees already provided for herein. Each Bank agrees promptly to notify Borrower and the Administrative Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section, provided that the failure to give such notice shall not affect Borrower’s obligation to pay such additional amounts hereunder.

(d)	Without limiting its obligation to reimburse an Affected Bank for compensation theretofore claimed by an Affected Bank pursuant to Section 3.5(a), Borrower may, within 60 days following any demand by an Affected Bank, request that one or more Persons that are Eligible Assignees and that are acceptable to Borrower and approved by the Administrative Agent (which approval shall not be unreasonably withheld) purchase all (but not part) of the Affected Bank’s then outstanding Advances, its Note and its participation interest in outstanding Letters of Credit, and assume its Pro Rata Share of the Commitment and its obligations hereunder. If one or more such Banks or banks so agree in writing (each, an “Assuming Bank” and collectively, the “Assuming Banks”), the

Affected Bank shall assign its Pro Rata Share of the Commitment, together with the Indebtedness then evidenced by its Note and its participation interest in outstanding Letters of Credit, to the Assuming Bank or Assuming Banks in accordance with Section 11.8. On the date of any such assignment, the Affected Bank which is being so replaced shall cease to be a “Bank” for all purposes of this Agreement and shall receive (x) from the Assuming Bank or Assuming Banks the principal amount of its Advances then outstanding and (y) from Borrower all interest and fees accrued and then unpaid with respect to such Advances, together with any other amounts accrued or then payable to such Bank by Borrower. In the event the Affected Bank is also an Issuing Bank, then the Assuming Bank shall become an Issuing Bank for all purposes of this Agreement and shall either (at the Affected Bank’s election, subject to the approval of Borrower, the Administrative Agent and the Assuming Bank (which approvals shall not be unreasonably withheld) and, in the case of clause (i) below, the approval of the applicable Letter of Credit beneficiaries) (i) issue new letters of credit to replace the outstanding Letters of Credit issued by the Affected Bank, or (ii) issue new letters of credit to the Affected Bank in support of the outstanding Letters of Credit issued by the Affected Bank, whereupon such outstanding Letters of Credit shall no longer be considered “Letters of Credit” under this Agreement, and such new letters of credit shall be considered Letters of Credit for all purposes of this Agreement (including the participation therein by the other Banks pursuant to Section 2.5).
3.6	Eurodollar Fees and Costs.
(a)	Increased Costs Generally. If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate) or an Issuing Bank;

(ii)	subject any Bank or an Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Bank or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or such Issuing Bank); or

(iii)	impose on any Bank or an Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing would be to increase the cost to such Bank of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or such Issuing Bank, the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)	Capital Requirements. If any Bank or an Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any Lending Office of such Bank or such Bank’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank’s or such Issuing Bank’s capital or on the capital of such Bank’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or such Issuing Bank’s policies and the policies of such Bank’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of a Bank or an Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Section 3.6(a) or Section 3.6(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Bank or an Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank or an Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 6 months prior to the date that such Bank or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)	If, with respect to any proposed Eurodollar Rate Loan:
(i)	the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank eurodollar market generally that are beyond the reasonable control of the Banks, deposits in dollars (in the applicable amounts) are not being offered to each of the Banks in the London interbank eurodollar market for the applicable Interest Period; or

(ii)	the Required Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Advances shall be suspended. If at the time of such notice there is then pending a Loan Notice that specifies a Eurodollar Rate Loan, such Loan Notice shall be deemed to specify a Base Rate Loan.
(f)	Compensation for Losses. Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:
(i)	any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)	any failure by the Borrower (for a reason other than the failure of any Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)	any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.27;
including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 3.6, each Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.7	Late Payments/Default Interest.

If any installment of principal or interest under the Notes or any other amount payable to the Banks under any Loan Document is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Applicable Base Rate Spread plus 2% (the “Default Rate”), provided however that, subject to the following sentence, principal, interest or other amounts due with respect to Eurodollar Rate Loans shall bear interest at a fluctuating rate per annum at all times equal to the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Spread plus 2%; in each case, to the extent permitted by applicable Law, until paid in full (whether before or after judgment). Upon and during the continuance of any Event of Default, the Indebtedness evidenced by the Notes shall, at the election of the Required Banks and upon notice to Borrower (and in lieu of interest provided for in the preceding sentence), bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the extent permitted by applicable Law, until no Event of Default exists (whether before or after judgment). Notwithstanding the preceding sentence, after the occurrence of any Event of Default under Sections 6.7, 6.10 or 6.16, the Indebtedness evidenced by the Notes may not bear interest at the increased rate provided for in the preceding sentence until such Event of Default has continued for at least 15 days, in the case of Section 6.7, or 30 days, in the case of Sections 6.10 or 6.16.

3.8	Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees hereunder shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day and excluding the last day), which results in greater interest than if a year of 365 days were used. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.9	Holidays.

If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.10	Payment Free of Taxes.
(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then
(i)	the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made,

(ii)	the Borrower shall make such deductions, and

(iii)	the Borrower shall timely pay the full amount deducted to the relevant Governmental Agency in accordance with applicable law.
(b)	Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.10(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Agency in accordance with applicable law.

(c)	Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Bank and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or an Issuing Bank, shall be conclusive absent manifest error.

(d)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Agency, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Status of Banks. Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:
(i)	duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)	in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)	Treatment of Certain Refunds. If the Administrative Agent, any Bank or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Bank or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) to the Administrative Agent, such Bank or such Issuing Bank in the event the Administrative Agent, such Bank or such Issuing Bank is required to repay such refund to such Governmental Agency. This Section 3.10(f) shall not be construed to require the Administrative Agent, any Bank or an Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.11	Funding Sources.

Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of any Loan in any particular place or manner.

3.12	Failure to Charge or Making of Payment Not Subsequent Waiver.

Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall not limit or be deemed a waiver of any Bank’s right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner. Any decision by Borrower to pay any fee or costs shall not limit or be deemed a waiver of any right of Borrower to protest or dispute the payment amount of such fee or costs.

3.13	Time and Place of Payments; Evidence of Payments; Application of Payments.

All payments to be made by the Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff. The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of each of the Banks or the Administrative Agent, as the case may be, in lawful money of the United States of America without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day). All payments of principal received after 10:00 a.m., Los Angeles time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon. The amount of all payments received by the Administrative Agent for the account of a Bank shall be promptly paid by the Administrative Agent to that Bank in immediately available funds. Each Bank shall keep a record of Advances made by it and payments of principal with respect to each Note, and such record shall be presumptive evidence of the principal amount owing under such Note; provided that failure to keep such record shall in no way affect the Obligations of Borrower. Prior to the Maturity Date or an acceleration of the maturity of the Loans, payments under the Loan Documents shall be applied first to amounts owing under the Loan Documents other than the principal amount of and accrued interest on the Loans and Borrower’s obligations with respect to Letter of Credit Usage, second to accrued interest on the Swing Line Loans, third to accrued interest on the Loans (other than the Swing Line Loans), fourth, to the principal amount of the Swing Line Loans, fifth, to the principal amount of the Loans (other than the Swing Line Loans) and sixth to Borrower’s Obligations with respect to Letter of Credit Usage then due and owing. Following the Maturity Date or an acceleration of the maturity of the Loans, payments and recoveries under the Loan Documents shall be applied in a manner designated in Section 9.2(e). All payments with respect to principal and interest shall be applied ratably in accordance with the Pro Rata Shares.

3.14	Administrative Agent’s Right to Assume Payments Will be Made.

Unless the Borrower or any Bank has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Bank, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(a)	if the Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(b)	if any Bank failed to make such payment, such Bank shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank’s Advance included in the applicable Loan. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.
A notice of the Administrative Agent to any Bank or the Borrower with respect to any amount owing under this Section 3.14 shall be conclusive, absent manifest error.

3.15	Survivability.

All of Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

3.16	Bank Calculation Certificate.

Any request for compensation pursuant to Section 3.5 or 3.6 shall be accompanied by a statement of an officer of the Bank requesting such compensation and describing the methodology used by such Bank in calculating the amount of such compensation, which methodology (i) may consist of any reasonable averaging and attribution methods and (ii) in the case of Section 3.5 hereof shall be consistent with the methodology used by such Bank in making similar calculations in respect of loans or commitments to other borrowers.

3.17	Transition.
(a)	Borrower warrants and covenants that immediately following the initial Advances made pursuant to Section 8.1(a) of this Agreement, there will be no loans of any nature outstanding under the Prior Revolving Loan Agreement. The parties hereto agree that as of the Closing Date all commitments to extend credit under the Prior Revolving Loan Agreement shall terminate.

(b)	The letters of credit identified on Schedule 3.17 (“Existing Letters of Credit”) were issued by Bank of America for the account of Borrower as “Letters of Credit” pursuant to the terms of the Prior Revolving Loan Agreement and are expected to remain outstanding on the Closing Date. The parties hereto agree that the Existing Letters of Credit shall be deemed for all purposes to be Letters of Credit issued pursuant to the terms of Section 2.5.

(c)	On the Closing Date, Borrower shall pay to the Administrative Agent (for the account of the “Banks” under the Prior Revolving Loan Agreement pro rata according to the “Pro Rata Share” of each such “Bank” under the Prior Revolving Loan Agreement) all accrued but unpaid letter of credit fees payable under Section 2.5(j)(i) of the Prior Revolving Loan Agreement.

(d)	On or before December 31, 2005, Borrower shall pay to the Administrative Agent (for the account of Bank of America as “Issuing Bank” under the Prior Revolving Loan Agreement) all accrued but unpaid fronting fees payable under Section 2.5(j)(ii) of the Prior Revolving Loan Agreement.
3.18	Designation of a Different Lending Office.

If any Bank requests compensation under Sections 3.6(a) through 3.6(e), or the Borrower is required to pay any additional amount to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.10, then such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.6(a) through 3.6(e) or Section 3.10, as the case may be, in the future, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Banks that:
4.1	Existence and Qualification; Power; Compliance with Law.

Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its certificate of incorporation does not provide for the termination of its existence. Borrower is duly qualified or registered to transact business as a foreign corporation in the State of California, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect. Borrower is in substantial compliance with all Laws and other legal requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, “Authorizations”) from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2	Authority; Compliance with Other Instruments and Government Regulations.

The execution, delivery, and performance by Borrower, and by each Guarantor Subsidiary of Borrower, of the Loan Documents to which it is a Party, have been duly authorized by all necessary corporate or partnership action, and do not:
(a)	require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;

(b)	violate or conflict with any provision of such Party’s charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, partnership agreement or other organizational or governing documents of such Party;

(c)	result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d)	constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent transfer” or “fraudulent obligation” within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;

(e)	violate any Requirement of Law applicable to such Party; or

(f)	result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other

Contractual Obligation to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more;
and neither Borrower nor any Guarantor Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f) in any respect that would constitute a Material Adverse Effect.

4.3	No Governmental Approvals Required.

Except such as have heretofore been obtained, no authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit the execution, delivery and performance by Borrower or any Guarantor Subsidiary of Borrower of the Loan Documents to which it is a Party.

4.4	Subsidiaries.
(a)	Schedule 4.4 correctly sets forth the names, the form of legal entity and jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date and identifies each such Subsidiary that is a Consolidated Subsidiary, a Significant Subsidiary, a Guarantor Subsidiary, a Foreign Subsidiary and a Financial Subsidiary. As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by Borrower or one of such Subsidiaries, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

(b)	Each Significant Subsidiary that is a Consolidated Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.

(c)	Each Significant Subsidiary that is a Consolidated Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
4.5	Financial Statements.

Borrower has furnished to each Bank the following financial statements:
(a)	the audited consolidated financial statements of Borrower and its GAAP Subsidiaries as at November 30, 2004 and for the Fiscal Year then ended; and

(b)	the unaudited consolidated financial statements of Borrower and its GAAP Subsidiaries as at August 31, 2005 for the Fiscal Quarter then ended and for the portion of the Fiscal Year ended with such Fiscal Quarter.
The audited financial statements described in clause (a) are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby. The unaudited financial statements described in clause (b), are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operation of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby.

4.6	No Other Liabilities; No Material Adverse Effect.

Borrower and its Consolidated Subsidiaries do not have any material liability or material contingent liability required by GAAP to be reflected or disclosed in the financial statements or in the notes to the financial statements described in Section 4.5, other than as reflected or disclosed and liabilities and contingent liabilities arising in the ordinary course of business subsequent to November 30, 2004. From November 30, 2004 to the Closing Date, no event or circumstance has occurred that constitutes a Material Adverse Effect with respect to Borrower and its Subsidiaries.

4.7	Title to Assets.
(a)	Borrower and its Consolidated Subsidiaries have good and valid title to all of the assets reflected in the financial statements described in Section 4.5 as owned by them or any of them (other than assets disposed of in the ordinary course of business), free and clear of all Liens and Rights of Others other than (i) those reflected or disclosed in the notes to the financial statements described in Section 4.5, (ii) Liens or Rights of Others not required under Generally Accepted Accounting Principles consistently applied to be so reflected or disclosed, (iii) Liens permitted pursuant to Section 6.7, (iv) Permitted Rights of Others, and (v) such existing Liens or Rights of Others as are described on Schedule 4.7 hereto.

(b)	The Borrower and its Borrowing Base Subsidiaries have good record and marketable title in fee simple to all Developed Lots, Lots Under Development and Units being constructed on Developed Lots included in the Borrowing Base (as set forth in the Borrowing Base Certificate delivered by Borrower to the Administrative Agent pursuant to Section 8.1(a)(x)), except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.8	Intangible Assets.

Borrower and its Guarantor Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.

4.9	Existing Indebtedness and Contingent Guaranty Obligations.

As of August 31, 2005, except as set forth in Schedule 4.9 or in the financial statements described in Section 4.5, neither Borrower nor any of its Consolidated Subsidiaries has (a) any Indebtedness owed to any Person or (b) outstanding any Contingent Guaranty Obligation with respect to obligations of another Person that is not a Subsidiary of Borrower.

4.10	Governmental Regulation.

Neither Borrower nor any of the Guarantor Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.

4.11	Litigation.

There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect. To the best knowledge of the Borrower, there are no investigations by any Governmental Agency pending or threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them which would constitute a Material Adverse Effect.

4.12	Binding Obligations.

Each of the Loan Documents to which Borrower or any Guarantor Subsidiary of Borrower is a Party has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Borrower or the Guarantor Subsidiary, as the case may be, enforceable against Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.13	No Default.

No event has occurred and is continuing that is a Default or an Event of Default.

4.14	Pension Plans.

All contributions required to be made under any Pension Plan maintained by Borrower or any of its ERISA Affiliates (or to which Borrower or any ERISA Affiliate contributes or is required to contribute) have been made or accrued in the most recent balance sheet of Borrower and its Consolidated Subsidiaries.

4.15	Tax Liability.

Borrower and its Consolidated Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Consolidated Subsidiary, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings (and with respect to which Borrower or its Consolidated Subsidiary has established adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles), and (b) such taxes the failure of which to pay will not constitute a Material Adverse Effect.

4.16	Regulation U.

Neither the Borrower nor any of its Subsidiaries is engaged (or will engage), principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

4.17	Environmental Matters.

To the best knowledge of Borrower, Borrower and its Consolidated Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect. To the best knowledge of Borrower, neither Borrower nor any of its Consolidated Subsidiaries has received any notice from any Governmental Agency respecting the alleged violation by Borrower or any Consolidated Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.

4.18	Disclosure.

The information provided by Borrower to the Banks in connection with this Agreement or any Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.

4.19	Projections.

As of the Closing Date, the assumptions upon which the Projections are based are reasonable and consistent with each other assumption and with all facts known to Borrower and that the Projections are reasonably based on those assumptions. Nothing in this Section 4.19 shall be construed as a representation or warranty as of any date other than the Closing Date or that the Projections will in fact be achieved by Borrower.

4.20	ERISA Compliance
(a)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Neither the Borrower nor any ERISA Affiliate sponsors, or has sponsored within the past 10 years, a defined benefit pension plan, or is a participant, or has participated within the past 10 years, in a Multiemployer Plan.

(b)	There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Agency, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur.
4.21	Solvency.

The Borrower and each Guarantor Subsidiary is and will be, after giving effect to the making of the Loans and issuance of the Letters of Credit, Solvent.

4.22	Tax Shelter Regulations.

The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Banks may treat its Loans or its interest in Swing Line Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE V
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall, and shall cause each of its Consolidated Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
5.1	Payment of Taxes and Other Potential Liens.
     Pay and discharge promptly, all taxes, assessments, and governmental charges or levies imposed upon Borrower or any of its Consolidated Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as Borrower or its Consolidated Subsidiary has established and maintains adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles and by reason of such nonpayment no material Property of Borrower or its Significant Subsidiaries is subject to a risk of loss or forfeiture.
5.2	Preservation of Existence.
     Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 5.2 shall prevent any consolidation or merger or disposition of assets permitted by Section 6.3 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of Borrower which in the reasonable judgment of the management of Borrower is no longer necessary or desirable.
5.3	Maintenance of Properties.
     Maintain, preserve and protect all of their respective real Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective real Properties, except that the failure to so maintain, preserve or protect any particular real Property, or the permitting of waste on any particular real Property, where such failure or waste with respect to all real Properties of Borrower and its Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect.
5.4	Maintenance of Insurance.
     Maintain insurance with responsible insurance companies in such amounts and against such risks as in Borrower’s reasonable business judgment is adequate in light of Borrower’s and its Consolidated Subsidiaries’ size, business, assets and location of operations.

5.5	Compliance with Laws.
     Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Consolidated Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any material penalty that would otherwise apply as a result of such failure to comply.
5.6	Inspection Rights.
     At any time during regular business hours and as often as reasonably requested (and, in any event, upon 24 hours’ prior notice), permit any Bank or any appropriately designated employee, agent or representative thereof at the expense of such Bank (unless a Default or an Event of Default has occurred and is continuing) to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and such Subsidiaries with any of their officers or employees; provided that none of the foregoing unreasonably interferes with the normal business operations of Borrower or any of such Subsidiaries and that the Banks shall engage in any such inspections on a cooperative basis, if there has been no Default or Event of Default.
5.7	Keeping of Records and Books of Account.
     Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by Borrower’s independent certified public accountants) and all applicable requirements of any Governmental Agency having jurisdiction over Borrower or any of its Consolidated Subsidiaries.
5.8	Use of Proceeds.
     Use the proceeds of all Loans solely for working capital, Acquisitions permitted hereunder and other general corporate purposes of Borrower and its Subsidiaries and not in contravention of any Law or of any Loan Document.
5.9	Subsidiary Guaranty.
     Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary, to (a) execute and deliver to the Administrative Agent promptly following such formation, acquisition or qualification a joinder of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate, and (b) deliver to the Administrative Agent documents of the types referred to in clause (v) of Section 8.1(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Guarantor Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VI
NEGATIVE COVENANTS
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
6.1	Payment or Prepayment of Subordinated Obligations.
(a)	Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation; or

(b)	if a Default or Event of Default then exists or would result therefrom:
(i)	make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation; or

(ii)	make a purchase or redemption of any Subordinated Obligation.
6.2	[Intentionally Omitted].

6.3	Mergers and Sale of Assets.
     Merge or consolidate with or into any Person, or sell a Material Amount of Assets to any Person, except, subject to Section 6.6:
(a)	a merger of Borrower into a wholly-owned Subsidiary of Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of Borrower in another state;

(b)	mergers or consolidations of a Subsidiary of Borrower into Borrower (with Borrower as the surviving corporation) or into any other Subsidiary of Borrower, provided that (i) the reduction in the proportionate share of Borrower and its Subsidiaries in the total assets of such resulting Subsidiary (after intercompany eliminations) does not constitute a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)	mergers, consolidations, liquidations, or sales of all or substantially all of the assets of a Subsidiary; provided that (i) any such transaction does not involve a transfer by Borrower or its Consolidated Subsidiaries of a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or

(d)	a merger or consolidation of Borrower with another Person if (i) no Change in Control results therefrom, (ii) Borrower does not transfer a Material Amount of Assets to one or more Persons in connection with the merger or consolidation and (iii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.
6.4	Investments and Acquisitions.
   Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:
(a)	Investments in Cash or Cash Equivalents;

(b)	advances to officers, directors and employees of Borrower or its Subsidiaries for travel, entertainment, housing expenses, relocation, stock option plans, or otherwise in connection with their employment or the business of Borrower or any of its Subsidiaries;

(c)	Investments of Borrower in any of its wholly-owned Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or any of Borrower’s wholly-owned Subsidiaries;

(d)	Acquisitions of or Investments in Persons engaged primarily in the same businesses as Borrower and its Subsidiaries, or in a business reasonably related to such businesses, including electronic commerce and similar activities related to real estate;

(e)	Acquisitions of or Investments in the Borrower’s own capital stock;

(f)	Acquisitions of or Investments in Persons engaged primarily in businesses other than those permitted by Sections 6.4(d), provided that the aggregate cost of all such Acquisitions and Investments made in any fiscal year does not exceed $100,000,000;

(g)	Investments in Subsidiaries in existence on the Closing Date or as otherwise disclosed on Schedule 6.4;

(h)	Investments received in connection with the settlement of a bona fide dispute with another Person;

(i)	Investments consisting of readily marketable securities actively traded on a public exchange, provided that (i) the aggregate amount of any such Investments at any one time does not exceed $100,000,000 and (ii) subject to Section 6.16 hereof, the Borrower’s Investment in KB France shall be permitted for all purposes hereunder and shall not be subject to the limitation set forth in clause (i) of this Section 6.4(i); and

(j)	Investments consisting of the extension of credit to suppliers in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof, provided that the aggregate amount of any such Investments at any one time does not exceed $50,000,000;
but in all events, subject to the restrictions of Section 6.16.
6.5	ERISA Compliance.
     Permit any Pension Plan maintained by Borrower or any of its ERISA Affiliates (or to which Borrower or any ERISA Affiliate contributes or is required to contribute), other than a Multiemployer Plan, to incur any material “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, unless waived, or permit any Pension Plan maintained by any of them to suffer a Termination Event or incur withdrawal liability under any Multiemployer Plan if any of such events would result in a liability of Borrower or any ERISA affiliate exceeding in the aggregate $50,000,000.
6.6	Change in Business.
     Engage in any business other than the businesses as now conducted by Borrower or its Subsidiaries, and any business reasonably related to such businesses, other than:
(a)	businesses in which Borrower and its Subsidiaries have invested no more than $50,000,000 in any Fiscal Year; and

(b)	as permitted pursuant to Section 6.4(f).
6.7	Liens and Negative Pledges.
     Create, incur, assume, or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein Borrower or any of its Consolidated Subsidiaries agrees not to grant any Lien on any of their Properties, except:
(a)	Liens and Contractual Obligations existing on the date hereof and described in Schedule 4.7, provided that the obligations secured by such Liens are not increased and that no such Lien extends to any Property of Borrower or any Consolidated Subsidiary other than the Property subject to such Lien on the Closing Date;

(b)	Liens on Property of any Financial Subsidiary or Foreign Subsidiary securing Indebtedness of that Financial Subsidiary or Foreign Subsidiary;

(c)	Liens on Property securing Indebtedness of Borrower or any of its Subsidiaries, provided that the aggregate Indebtedness (other than Indebtedness described in clause (b) above and clause (q) below) secured by all such Liens shall at no time exceed $200,000,000;

(d)	Liens that may exist from time to time under the Loan Documents;

(e)	Liens consisting of a Capital Lease covering personal Property;

(f)	Permitted Encumbrances;

(g)	attachment, judgment and other similar Liens arising in connection with court proceedings; provided that the execution or enforcement of such Lien is effectively stayed and the claims secured thereby do not in the aggregate exceed $50,000,000 and are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

(h)	Liens existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(i)	Liens on any asset of any Person existing at the time such Person is merged or consolidated with or into Borrower or any of its Subsidiaries and not created in contemplation of such event;

(j)	Liens existing on any asset prior to the acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;

(k)	Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by additional assets;

(l)	Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $10,000,000 individually, or $50,000,000 in the aggregate, and (iii) do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of Borrower’s business;

(m)	Liens not otherwise permitted by the foregoing clauses of this Section which secure Indebtedness not exceeding $10,000,000 in the aggregate;

(n)	assessment district or similar Liens in connection with municipal financings;

(o)	a Contractual Obligation wherein Borrower or any of its Subsidiaries agrees to grant any Lien on any of their Properties, if such Contractual Obligation provides for the grant of a Lien on a pari passu basis in favor of the Administrative Agent for the benefit of the Banks with respect to the Obligations and in favor of the holders of such other Senior Indebtedness, if any, as the Borrower designates (and Borrower shall, as soon as reasonably possible, provide to the Banks a copy of any such Contractual Obligation);

(p)	Liens on Property of a Joint Venture;

(q)	Liens on Property of the Borrower or any of its Subsidiaries that secure Non-Recourse Indebtedness to the seller of such Property incurred by the Borrower or any of its Subsidiaries upon acquisition of such Property; and

(r)	Liens on Property that secure any obligation of the Borrower or any of its Subsidiaries under any Profit and Participation Agreement.
For purposes of compliance with this Section: (x) in the event that any Lien meets the criteria set forth in more than one of clauses (a) through (r) of this Section, Borrower, in its sole discretion, may classify or reclassify such Lien in any manner that complies with this Section and such Lien shall be treated as having been permitted pursuant to only one of the clauses of this Section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section.
6.8	Transactions with Affiliates.
     Enter into any transaction of any kind with any Affiliate of Borrower other than (a) a transaction that results in Subordinated Obligations, (b) a transaction between or among Borrower and its wholly-owned Subsidiaries, (c) a transaction that has been authorized by the board of directors of Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of Borrower, (d) a transaction entered into on terms and under conditions not less favorable to Borrower or any of its Subsidiaries than could be obtained from a Person that is not an Affiliate of Borrower, (e) salary, bonus, employee stock options and other compensation arrangements and indemnification arrangements with directors or officers or (f) transactions permitted by Sections 6.4 or 6.16.
6.9	Consolidated Tangible Net Worth.
     Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $1,731,507,000, plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income for each Fiscal Quarter contained in the fiscal period commencing on September 1, 2005 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock subsequent to August 31, 2005.
6.10	Consolidated Leverage Ratio.
     Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than 2.00 to 1.00.
6.11	Consolidated Interest Coverage Ratio.
     Permit the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than 2.00 to 1.00.
6.12	Distributions.
     Make any Distribution (other than a Distribution made to Borrower or to a Guarantor Subsidiary) if an Event of Default then exists or if an Event of Default or Default would result therefrom.
6.13	Amendments.
     Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.
6.14	[Intentionally Omitted].
6.15	Inventory.
     Permit, as of the end of any Fiscal Quarter at which the Borrower does not hold an Investment Grade Credit Rating, the book value of Domestic Unimproved Land to exceed an amount equal to 100% of Consolidated Tangible Net Worth.
6.16	Investment in Subsidiaries and Joint Ventures.

     Permit, as of the last day of any Fiscal Quarter, Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in all Subsidiaries of Borrower (other than Guarantor Subsidiaries), Financial Subsidiaries, Foreign Subsidiaries, all Joint Ventures and all other entities with financial statements not consolidated with those of Borrower under Generally Accepted Accounting Principles consistently applied to exceed 35% of Consolidated Tangible Net Worth; provided, however, that Borrower’s equity interest in KB France on the Closing Date will be excluded for purposes of this Section 6.16. For purposes of this Section 6.16, any increase in Borrower’s equity interest in KB France after the Closing Date will be included only if such increase arises from further investment by Borrower in KB France, and then only to the extent of such further investment.
6.17	Senior Indebtedness Not to Exceed Borrowing Base.
     Permit, at any time at which the Borrower does not hold an Investment Grade Credit Rating, the Senior Indebtedness at such time to exceed the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to the Administrative Agent).
6.18	Maximum Speculative Units.
     Permit, at any time at which the Borrower does not hold an Investment Grade Credit Rating, the total number of Speculative Units to exceed 40% of the number of Units that were sold and conveyed to buyers during the previous 4 Fiscal Quarters.
6.19	Regulation U.
     Permit, any Loan hereunder to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VII
INFORMATION AND REPORTING REQUIREMENTS
7.1	Financial and Business Information of Borrower and Its Subsidiaries.
     As long as any Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing, deliver to the Administrative Agent and each of the Banks (except as otherwise provided below) at its own expense:
(a)	As soon as reasonably possible, and in any event within 50 days after the close of each Fiscal Quarter of Borrower (other than the fourth Fiscal Quarter), (i) the consolidated and consolidating balance sheet of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year. Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied (other than those which require footnote disclosure of certain matters), and shall be certified by the principal financial officer of Borrower, subject to normal year-end accruals and audit adjustments;

(b)	As soon as reasonably possible, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated and consolidating (in accordance with past practices of Borrower) balance sheets of Borrower and its GAAP Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating (in accordance with past practices of Borrower) statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year. Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied. Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young llp or other independent certified public accountants of recognized national standing selected by Borrower, which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of Borrower and its GAAP Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur) unless such other exceptions or qualifications are approved by the Required Banks in their reasonable discretion. Such accountants’ report and opinion shall be accompanied by a certificate stating that, in conducting the audit examination of books and records necessary for the certification of such financial statements, such accountants have obtained no knowledge of any Default or Event of Default hereunder or, if in the opinion of such accountants, any such Default or Event of Default shall exist, stating the nature and status of such event, and setting forth the applicable calculations under Sections 6.9, 6.10, 6.11, 6.15 (without requiring any physical count of inventory), 6.16, 6.17 and 6.18 as of the date of the balance sheet. Such consolidating balance sheet and statements shall be certified by a Responsible Official of Borrower;
(c)	Promptly after the receipt thereof by Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of Borrower or any of its Consolidated Subsidiaries;

(d)	Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Commission or any similar or corresponding Governmental Agency or with any securities exchange;

(e)	Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 10 Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) other than any such event as to which the PBGC has by regulation waived the requirement of 30 days’ notice or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan, other than a Multiemployer Plan, or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower and any of its Consolidated Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(f)	Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

(g)	Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, that the holder of any evidence of Indebtedness (in a principal amount in excess of $50,000,000) of Borrower or any of its Consolidated Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action Borrower or its Consolidated Subsidiary is taking or proposes to take with respect thereto;

(h)	Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, of the existence of any pending or threatened litigation or any investigation by any Governmental Agency that would constitute a Material Adverse Effect (provided, that no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);

(i)	[Intentionally Omitted];

(j)	As soon as reasonably possible, and in any event prior to the date that is 60 days after the commencement of each Fiscal Year, deliver to the Administrative Agent the business plan of Borrower and its Consolidated Subsidiaries for that Fiscal Year, together with projections (in substantially the same format as the Projections) covering the next 2 Fiscal Years;
(k)	Promptly following obtaining knowledge thereof by a Senior Officer of Borrower, written notice to the Administrative Agent of (i) the inception or cessation of the Investment Grade Credit Rating or (ii) any announcement by the Rating Agencies of any change or possible change in a Debt Rating; and

(l)	Such other data and information as from time to time may be reasonably requested by any of the Banks.
The Borrower hereby acknowledges that (i) the Administrative Agent, the Arrangers or both will make available to the Banks and the Issuing Bank(s) materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:
(A)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(B)	by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank(s) and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12);

(C)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and

(D)	the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
7.2	Compliance Certificate.
     Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), Borrower shall deliver to the Administrative Agent and the Banks, at Borrower’s sole expense, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be:

(a)	setting forth computations showing, in detail reasonably satisfactory to the Administrative Agent, whether Borrower and its Consolidated Subsidiaries were in compliance with their obligations to the Banks pursuant to Sections 6.9, 6.10, 6.11, 6.15, 6.16, 6.17 and 6.18;

(b)	certifying a sales report by geographical region, in the form attached to the Compliance Certificate, setting forth the number of homes or other units sold and delivered during such period and in backlog at the end of such period;

(c)	certifying an inventory report for such period in the form attached to the Compliance Certificate, summarizing such inventory by type and geographical region;

(d)	reporting any change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries;

(e)	either
(i)	stating that to the best knowledge of the certifying officer as of the date of such certificate there is no Default or Event of Default, or

(ii)	if there is a Default or Event of Default as of the date of such certificate, specifying all such Defaults or Events of Default and their nature and status; and
(f)	stating, to the best knowledge of the certifying officer, whether any event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to the Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under this Section and, if so, describing such Material Adverse Effect in reasonable detail. No failure of the certifying officer to describe the existence of an event or circumstance constituting a Material Adverse Effect shall be the sole basis for any Default or Event of Default hereunder.

ARTICLE VIII
CONDITIONS
8.1	Initial Advances, Etc.
     The obligation of each Bank to make the initial Advance to be made by it and of the Issuing Bank(s) to issue the initial Letter of Credit are subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):
(a)	The Administrative Agent shall have received all of the following, each dated as of the Closing Date (unless otherwise specified or unless the Administrative Agent otherwise agrees) and all in form and substance satisfactory to the Administrative Agent and each of the Banks:
(i)	executed counterparts of this Agreement, sufficient in number for distribution to the Banks and Borrower;

(ii)	a Note executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment. Promptly following the Closing Date, the promissory notes delivered to the Banks pursuant to the Prior Revolving Loan Agreement shall be canceled and promptly returned to Borrower;

(iii)	the Subsidiary Guaranty executed by each Subsidiary which is a Guarantor Subsidiary as of the Closing Date;

(iv)	the Swing Line Documents, executed by Borrower;

(v)	with respect to Borrower and each Subsidiary which is a Guarantor Subsidiary as of the Closing Date, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;

(vi)	the Opinions of Counsel;

(vii)	an Officer’s Certificate of Borrower affirming, to the best knowledge of the certifying Senior Officer, that the conditions set forth in Sections 8.1(c) and 8.1(d) have been satisfied;

(viii)	[Intentionally omitted];

(ix)	a payoff letter executed by the Borrower directing payment of the Prior Revolving Loan Agreement, with such other provisions as may be reasonably requested by the Administrative Agent;

(x)	a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2005, showing the Borrower to be in compliance with Section 6.17 after giving effect to the Loans made and Letters of Credit issued on the Closing Date;

(xi)	the financial statements described in Section 4.5;

(xii)	a Compliance Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2005; and

(xiii)	such other assurances, certificates, documents, consents or opinions relevant hereto as the Administrative Agent may reasonably require.
(b)	All fees then payable under the letter agreements referred to in Section 3.3 shall have been paid, and all fees payable pursuant to Section 3.17 have been paid.

(c)	The representations and warranties of Borrower contained in Article IV shall be true and correct in all material respects on and as of the Closing Date.

(d)	Borrower and its Consolidated Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and at and after giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.
8.2	Any Advance.
     The obligations of the Banks to make any Advance are subject to the following conditions precedent:
(a)	the Administrative Agent shall have received a Loan Notice;

(b)	the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a)) and no event or circumstance that constitutes a Material Adverse Effect shall have occurred and be continuing since the date as of which the most recent Compliance Certificate delivered pursuant to Section 7.2 is dated;

(c)	the Administrative Agent shall have received such other information relating to any matters which are the subject of Section 8.2(b) or the compliance by Borrower with this Agreement as may reasonably be requested by the Administrative Agent on behalf of a Bank; and

(d)	at and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.
Each Loan Notice (or Swing Line Loan Notice) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the Loan requested thereby.
8.3	Any Letter of Credit.
     The obligations of an Issuing Bank to issue, renew or increase any Letter of Credit are subject to the following conditions precedent:
(a)	the Administrative Agent and the Issuing Bank shall have received a Request for Letter of Credit;

(b)	the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19) shall be true and correct in all material respects on and as of the date of the issuance of the Letter of Credit as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a)) and no event or circumstance that constitutes a Material Adverse Effect shall have occurred and be continuing since the date as of which the most recent Compliance Certificate delivered pursuant to Section 7.2 is dated;

(c)	the Administrative Agent shall have received such other information relating to any matters which are the subject of Section 8.3(b) or the compliance by Borrower with this Agreement as may reasonably be requested by the Administrative Agent on behalf of a Bank; and

(d)	at and after giving effect to the issuance, renewal or increase of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
Each Request for Letter of Credit submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the issuance of the Letter of Credit requested thereby.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT
9.1	Events of Default.
     There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:
(a)	failure to pay any installment of principal on any of the Notes or a Swing Line note on the date, or any payment in respect of a Letter of Credit pursuant to Section 2.5, when due; or

(b)	failure to pay any installment of interest on any of the Notes, or to pay any fee or other amounts due the Administrative Agent or any Bank hereunder, within 5 Business Days after the date when due; or

(c)	any failure to comply with Sections 6.1, 6.3, 6.4 (with respect to Acquisitions), 6.7, 6.10, 6.11, 6.17 or 7.1(f); or

(d)	any failure to comply with Sections 2.8(a), 5.8, 5.9, 6.4 (with respect to Investments), 6.8, 6.9, 6.15, 6.16 or 6.18 that remains unremedied for a period of 15 calendar days after notice by the Administrative Agent of such Default or 20 calendar days after a Senior Officer becomes aware of such Default, whichever occurs first; or

(e)	Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 calendar days after notice by the Administrative Agent of such Default; or

(f)	any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or deemed made or delivered, on or after the Closing Date, pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of Borrower to duly and punctually perform all of the Obligations; or

(g)	Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness, or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness)) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness, or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness)), in excess of $50,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or

(h)	any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Required Banks, materially adverse to the interest of the Banks; or
(i)	a final judgment (or judgments) against Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary is entered for the payment of money in excess of $50,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received and remains unsatisfied without procurement of a stay of execution within 30 calendar days after the issuance of any writ of execution or similar legal process or the date of entry of judgment, whichever is earlier, or in any event at least 5 calendar days prior to the sale of any assets pursuant to such legal process; or

(j)	Borrower or any Significant Subsidiary of Borrower which is also a Consolidated Subsidiary institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally, or admits in writing its inability, to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for 60 calendar days; or

(k)	the occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $50,000,000; or the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA Affiliates as a result thereof exceeds $50,000,000; or

(l)	any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.
9.2	Remedies Upon Event of Default.
     Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:
(a)	Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary):
(i)	all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Required Banks (or greater number, if so required) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Required Banks (or greater number, if so required), to reinstate the Commitment and make further Advances or issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and
(ii)	the Required Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall:
(A)	declare the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage, all interest accrued and unpaid thereon, and all other amounts payable to the Banks under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; provided that the Administrative Agent shall notify Borrower (by telecopy and, if practicable, by telephone) substantially concurrently with any such acceleration (but the failure of Borrower to receive such notice shall not affect such acceleration); provided further, that all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks under the Loan Documents shall terminate concurrently with such acceleration; and

(B)	apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).
(b)	Upon the occurrence of any Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary:
(i)	all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and
(ii)	(A) the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; and (B) the Administrative Agent may apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).
(c)	So long as any Letter of Credit shall remain outstanding, any amounts received by the Administrative Agent in respect of the Letter of Credit Usage pursuant to Section 9.2(a)(ii) or 9.2(b)(ii) may be held as cash collateral for the obligation of Borrower to reimburse the Issuing Banks in event of any drawing under any Letter of Credit (and Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Banks and the Banks a security interest in such cash collateral). In the event any Letter of Credit in respect of which Borrower has deposited cash collateral with the

Administrative Agent is canceled or expires, the cash collateral shall be applied first to the reimbursement of the Issuing Banks (or all of the Banks, as the case may be) for any drawings thereunder, and second to the payment of any outstanding Obligations of Borrower hereunder or under any other Loan Document.
(d)	Upon the occurrence of an Event of Default, the Banks and the Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon Borrower (which are expressly waived by Borrower) except to the extent required by applicable Laws. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Required Banks.
(e)	All payments received by the Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loans or after the Maturity Date shall be applied first to the costs and expenses (including Attorney Costs) of the Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations, the payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks as set forth above, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to the Administrative Agent or the Banks under the Loan Documents. Subject to Section 9.2(a)(i), no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.

ARTICLE X
THE ADMINISTRATIVE AGENT
10.1	Appointment and Authorization.
(a)	Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)	An Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.
10.2	Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
10.3	Liability of Administrative Agent.
     No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, and with respect to the Borrower, except as set forth in Sections 2.5(e) and 2.5(f) and for any failure to comply with Section 11.12), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan

Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.
10.4	Reliance by Administrative Agent.
(a)	The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

(b)	For purposes of determining compliance with the conditions specified in Section 8.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.
10.5	Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.6	Credit Decision; Disclosure of Information by Administrative Agent.
     Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
10.7	Indemnification of Administrative Agent.
     Whether or not the transactions contemplated hereby are consummated, the Banks shall, ratably in accordance with their respective Pro Rata Shares, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks (or greater number, if so required) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
10.8	Administrative Agent in its Individual Capacity.

     The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Bank, and the terms “Bank” and “Banks” include the Administrative Agent in its individual capacity.
10.9	Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon 60 days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed 15 days prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.3 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 60 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. In addition, upon a good faith, written allegation by the Required Banks that the Administrative Agent has committed an act of gross negligence or willful misconduct, which written allegation sets forth the specifics of such alleged gross negligence or willful misconduct, the Required Banks may remove the Administrative Agent by giving written notice to the Administrative Agent to that effect to be effective on such date as the Required Banks designate, provided however that no such removal shall be effective until Required Banks have appointed a Bank, and such Bank has accepted its appointment as, successor administrative agent, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).
10.10	Administrative Agent May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any

Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.5, 3.2 and 11.3) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.3 and 11.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
10.11	Guaranty Matters.
     The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section 10.11.
10.12	Other Agents; Arrangers and Managers.
     None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “managing agent,” “co-agent,” “joint book manager”, “sole book manager,” “lead manager,” “joint lead arranger”, “sole lead arranger,” “arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.13	Defaulting Banks.
     If for any reason any Bank wrongfully (in violation of this Agreement) fails or refuses to timely make any Advance required of it, or otherwise defaults on any of its material obligations under this Agreement, and fails to cure its default within 5 Business Days of receiving notice of its failure to perform (such Bank being a “Defaulting Bank”), then in addition to the rights and remedies that may be available to the Administrative Agent and the Banks at law or in equity, the Defaulting Bank’s right to participate in the Loan and the Agreement will be suspended during the pendency of the Defaulting Bank’s uncured default, and (without limiting the foregoing) the Administrative Agent may (or at the direction of the Required Banks, shall) withhold from the Defaulting Bank any interest payments, fees, principal payments or other sums otherwise payable to such Defaulting Bank under the Loan Documents until such default of such Defaulting Bank has been cured. Each non-defaulting Bank will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Pro Rata Share of the Commitment to the aggregate amount of the Pro Rata Shares of the Commitments of all of the non-defaulting Banks that elect to acquire a share of the Defaulting Bank’s Pro Rata Share of the Commitment) of the Defaulting Bank’s Pro Rata Share of the Commitment, including its proportionate share in the outstanding principal balance of the Loans. The Defaulting Bank will pay and protect, defend and indemnify the Administrative Agent and each of the other Banks against, and hold the Administrative Agent, and each of the other Banks harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including Attorney Costs, and interest at the Base Rate plus 2.0% per annum for the funds advanced by the Administrative Agent or any Banks on account of the Defaulting Bank) they may sustain or incur by reason of or in consequence of the Defaulting Bank’s failure or refusal to perform its obligations under the Loan Documents. The Administrative Agent may set off against payments due to the Defaulting Bank for the claims of the Administrative Agent and the other Banks against the Defaulting Bank. The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Bank’s Pro Rata Share of the Commitment (except to the extent that part or all of such Pro Rata Share of the Commitment is acquired by the other Banks as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement. This indemnification will survive the payment and satisfaction of all of the Borrower’s obligations and liabilities to the Banks. The foregoing provisions of this Section 10.13 are solely for the benefit of the Administrative Agent and the Banks, and may not be enforced or relied upon by the Borrower.
10.14	No Obligations of Borrower.
     Nothing contained in this Article X shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Banks, Borrower’s obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

ARTICLE XI
MISCELLANEOUS
11.1	Cumulative Remedies; No Waiver.
     The rights, powers, and remedies of the Administrative Agent or any Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy. The terms and conditions of Sections 8.1, 8.2, and 8.3 hereof are inserted for the sole benefit of the Banks and the Administrative Agent may (with the approval of the Required Banks) waive them in whole or in part with or without terms or conditions in respect of any Loan, without prejudicing the Banks’ rights to assert them in whole or in part in respect of any other Loans.
11.2	Amendments; Consents.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval of the Required Banks and Borrower, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all of the affected Banks, no amendment, waiver or consent may be effective:
(a)	to amend or modify the principal of, or the amount of principal or principal prepayments payable on any Obligation, to increase the Exposure of any Bank without the consent of that Bank, to decrease the rate of any interest or fee payable to any Bank without the consent of that Bank, or to reduce or waive any interest or other amount payable to any Bank without the consent of that Bank;

(b)	to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation owing to a Bank or any installment of any fee owing to a Bank, or to extend the term of the Commitment (except as provided in Section 2.9);

(c)	to amend or modify the provisions of the definitions in Section 1.1 of “Required Banks” or of Sections 11.2, 11.9, 11.10, or 11.11, or any provision providing for the ratable or pro rata treatment of the Banks;

(d)	release any Guarantor Subsidiary from liability under the Subsidiary Guaranty (except as provided below); or

(e)	to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks.
Any amendment, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent. Any amendment, waiver or consent pursuant to this Section 11.2 that permits the sale or other transfer of the capital stock of (or all or substantially all of the assets of) a Guarantor Subsidiary shall automatically release the Guarantor Subsidiary effective concurrently with such sale or other transfer.

11.3	Costs, Expenses and Taxes.
     Borrower shall pay within 30 days after demand (which demand shall be accompanied by an invoice in reasonable detail) the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and BAS in connection with (a) the negotiation, preparation, execution, delivery, arrangement, syndication and closing of the Loan Documents, (b) administration of the Loan Documents and (c) any amendment, waiver or modification of the Loan Documents. Borrower shall pay within 30 days after demand the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and each of the Banks in connection with the enforcement of any Loan Documents following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding). The costs and expenses referred to in the first sentence above (for which Borrower shall be liable solely with respect to costs and expenses of the Administrative Agent and BAS) and the second sentence above (which shall apply to costs and expenses of the Administrative Agent and the Banks) shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs of the Administrative Agent, BAS or any of the Banks, as the case may be, or independent public accountants and other outside experts retained by the Administrative Agent (provided that (i) Borrower shall not be liable under this Section 11.3 for fees and expenses of more than one firm of independent public accountants, or more than one expert with respect to a specific subject matter, at any one time and (ii) with respect to the costs and expenses referred to in the second sentence above (pertaining to enforcement matters), Borrower shall not be liable for the fees and expenses of more than one firm of outside legal counsel retained to represent the Administrative Agent and the Banks, but if any of such parties does not consent to such joint representation, Borrower shall be liable for the fees and expenses of not more than one firm of outside legal counsel retained to represent the Administrative Agent and also for not more than one additional firm of outside legal counsel retained to otherwise represent one or more of the Banks). Nothing herein shall obligate Borrower to pay any costs and expenses in connection with an assignment of or participation in a Bank’s Pro Rata Share of a Commitment. Borrower shall pay any and all documentary and transfer taxes, assessments or charges made by any Governmental Agency and all reasonable actual costs, expenses, fees, and charges of Persons (other than the Administrative Agent, the Arrangers or the Banks) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document, or any other instrument or writing to be delivered hereunder or thereunder, and shall reimburse, hold harmless, and indemnify the Administrative Agent, each Arranger, each Bank and each Participant from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to the Administrative Agent, any Arranger, any Bank or any Participant under this Section 11.3 shall bear interest from the date which is 30 days after Borrower’s receipt of demand (together with reasonable supporting documentation) for payment at the rate then in effect for Base Rate Loans.
11.4	Nature of Banks’ Obligations.
     Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. The obligations of the Banks hereunder to make Advances and to fund participations in Letters of Credit and Swing Line Loans are several and not joint or joint and several. The failure of any Bank to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance or purchase its participation.
11.5	Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of the making of any Advance or the issuance of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.6	Notices and Other Communications; Facsimile Copies.
(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)	if to the Borrower, the Administrative Agent, an Issuing Bank or the Swing Line Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and

(ii)	if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (x) actual receipt by the relevant party hereto and (y) (A) if sent by hand or overnight courier service, when signed for by or on behalf of the relevant party hereto, (B) if mailed by certified or registered mail, 4 Business Days after deposit in the mails, postage prepaid or (C) if sent by telecopier, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.6(b) below, shall be effective as provided in Section 11.6(b).
(b)	Electronic Communications. Notices and other communications to the Banks and the Issuing Bank(s) hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Bank(s) pursuant to Article II if such Bank or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the

Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes,
(i)	notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and

(ii)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)	The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)	Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Bank(s) and the Swing Line Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Swing Line Bank. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record

(i)	an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and

(ii)	accurate wire instructions for such Bank.
(e)	Reliance by Administrative Agent, Issuing Bank(s) and Banks. The Administrative Agent, the Issuing Bank(s) and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if
(i)	such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or

(ii)	the terms thereof, as understood by the recipient, varied from any confirmation thereof.
The Borrower shall indemnify each Agent-Related Person, each Issuing Bank and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.7 Execution in Counterparts; Facsimile Delivery.
     This Agreement and any other Loan Document to which Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. Such counterparts may be sent by telecopy, with the original counterparts to follow by mail or courier. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until executed counterparts hereof or thereof (or other evidence of execution satisfactory to the Administrative Agent and Borrower) have been delivered to the Administrative Agent and Borrower. The parties hereto agree and acknowledge that delivery of any signature by facsimile shall constitute execution by such signatory.
11.8 Successors and Assigns.
(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) or (iv) in accordance with Section 11.27 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)	Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.8(b), participations in Letters of Credit and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and shall be an integral multiple of $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment to an Eligible Assignee other than a Bank or an Affiliate of a Bank shall be subject to the prior written consent of the Administrative Agent and the Swing Line Bank, not to be unreasonably withheld or delayed; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.8, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; and (v) any assignment to an Eligible Assignee other than a Bank or an Affiliate of a Bank shall be subject to the prior written consent of the Borrower, not to be unreasonably withheld or delayed, but such consent of Borrower shall not be required if a Default or an Event of Default has then occurred and is continuing. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.10, 11.3, 11.6(e) and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.8(b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8(d). Any costs and expenses incurred in connection with an assignment hereunder (including a processing and recordation fee set forth in Schedule 11.8) shall be paid by the Eligible Assignee (except as otherwise provided in Section 11.27).
(c)	The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)	Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Bank’s participations in Letters of Credit or Swing Line Loans) owing to it); provided that (i) such Bank’s obligations under this Agreement otherwise shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided further, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.2(a), 11.2(b) or 11.2(d) that directly affects such Participant; provided further, that any Bank selling a participation shall endeavor promptly to give Borrower notice following any such sale, but the failure to give such notice will not give rise to any liability on the part of such Bank or otherwise affect the validity of any such sale. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.15 as though it were a Bank, provided such Participant agrees to be subject to Section 11.9 as though it were a Bank.

(e)	A Participant shall not be entitled to receive any greater payment under Sections 3.5, 3.6 and 3.10 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant.

(f)	Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve

Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(g)	[Intentionally Omitted].

(h)	Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 11.8(b) above, Bank of America may, (i) upon 60 days’ notice to the Borrower and the Banks, resign as an Issuing Bank or (ii) upon 60 days’ notice to the Borrower, resign as Swing Line Bank. Notwithstanding anything to the contrary contained herein, if at any time Bank of America is removed as Administrative Agent by the Required Banks pursuant to Section 10.9 herein, then Bank of America shall resign as Swing Line Bank on the effective date of such removal. In the event of any such resignation as an Issuing Bank or Swing Line Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or Swing Line Bank, as the case may be. If Bank of America resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.5). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4.
11.9 Sharing of Setoffs.
     Each Bank severally agrees that if it, through the exercise of the right of setoff, banker’s lien, or counterclaim against Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than that to which it is entitled hereunder pursuant to Section 3.13 or 9.2(e), then: (a) the Bank exercising the right of setoff, banker’s lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with the provisions of Section 3.13 and 9.2(e), provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by Law, any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.
11.10 Indemnification by the Borrower.
     The Borrower shall indemnify and hold harmless each Agent-Related Person, the Arrangers, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the (x) gross negligence or willful misconduct of such Indemnitee, (y) payment with respect to a Letter of Credit by such Indemnitee (or any other applicable “issuer” within the meaning of ISP98) when such payment violated the terms of ISP98 or (z) for any failure to comply with Section 11.12 by such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.10 shall be payable within 10 Business Days after demand therefor. The agreements in this Section 11.10 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.11 Nonliability of Banks.
     The relationship between Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Administrative Agent neither undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower’s business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by any Bank, the Administrative Agent or any Arranger in connection with any such matter is for the protection of the Banks, the Administrative Agent and the Arrangers, and neither Borrower nor any third party is entitled to rely thereon.
11.12 Confidentiality.
     Each of the Administrative Agent, each Bank and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a)	to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives only for the purposes of administration or enforcement of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)	to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d)	to any other party hereto,

(e)	in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)	subject to an agreement containing a standard of confidentiality substantially the same as that in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g)	with the consent of the Borrower or

(h)	to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Bank, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section 11.12, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger, any Bank or an Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative

Agent, each Bank and each Issuing Bank acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
11.13 No Third Parties Benefited.
     This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Banks in connection with the Commitment, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.
11.14 Other Dealings.
     Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with Borrower and its Subsidiaries.
11.15 Right of Setoff — Deposit Accounts.
     Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness under any of the Notes pursuant to Section 9.2, Borrower hereby specifically authorizes each Bank in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this Section shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
11.16 Further Assurances.
     Borrower shall, at its expense and without expense to the Banks or the Administrative Agent, do, execute, and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that this Section 11.16 is not intended to create any affirmative obligation on the part of Borrower to provide collateral security, additional guarantors or other credit enhancement with respect to the Obligations.
11.17 Integration.
     This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral (including the mandate letter and the summary of terms relating to this Agreement), on the subject matter hereof except as provided in Section 3.3 hereof or otherwise expressly provided herein to the contrary. The Loan Documents were drafted with the joint participation of Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.
11.18 Governing Law.
(a)	This Agreement shall be governed by, and construed in accordance with, the law of the state of California applicable to agreements made and to be performed entirely within such state; provided that the parties hereto shall retain all rights arising under federal law.
(b)	Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Superior Court of the State of California for the County of Los Angeles or the United States District Court for the Central District of California, and by execution and delivery of this agreement, the Borrower, the Administrative Agent and each Bank consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Borrower, the Administrative Agent and each Bank irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. The Borrower, the Administrative Agent and each Bank waives personal service of any summons, complaint or other process, which may be made by any other means permitted by California law.
11.19 Severability of Provisions.
     Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
11.20 Headings.
     Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
11.21 Conflict in Loan Documents.
     To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.
11.22 Waiver of Right to Trial by Jury.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.23 Purported Oral Amendments.
     BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.
11.24 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
11.25 Hazardous Materials Indemnity.
     Without limiting any other indemnity provided for in the Loan Documents, Borrower agrees to indemnify the Indemnitees from any claim, liability, loss, cost or expense (including Attorney Costs) directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials if such Hazardous Materials are on, under, about or relate to Borrower’s Property or operations, so long as such claim, liability, loss, cost or expense arises out of or relates to a Commitment, the use of proceeds of any Loans, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any Indemnitee to Borrower related to this Agreement.
11.26 USA PATRIOT Act Notice.
     Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the

Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower hereby agrees to provide any such information that is reasonably requested by any Bank or the Administrative Agent.
11.27 Replacement of Banks.
     If (a) any Bank requests compensation under Section 3.5 or Sections 3.6(a) through 3.6(e), (b) any Bank is a Non-Extending Bank under Section 2.9, (c) the Borrower is required to pay any additional amount pursuant to Section 3.10, (d) any Bank is a Defaulting Bank or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Bank as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), and such Bank shall assign within 5 Business Days after the date of such notice, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a)	the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8(b);

(b)	such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6(f) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and including all amounts due to such Bank under Sections 3.5, 3.10, 11.3, 11.6(e) and 11.10, but subject to the provisions of clause (c) below);

(c)	in the case of any such assignment resulting from a claim for compensation under Sections 3.6(a) through 3.6(e) or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with applicable Laws.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.28 Deliveries Under Prior Revolving Loan Agreement.
     Any items required to be delivered under this Agreement which may have been delivered under the Prior Revolving Loan Agreement prior to the Closing Date hereof will be deemed delivered for all purposes under this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KB HOME, a Delaware Corporation

By:

Kelly M. Allred
Vice President, Treasury & Risk Management
[Signature Page —
Revolving Loan Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

CITICORP NORTH AMERICA, INC., as Co-Syndication Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

CALYON NEW YORK BRANCH, as Co-Documentation Agent and a Bank

By:

Name:
Title:

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

THE ROYAL BANK OF SCOTLAND plc, as Co-Documentation Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

WACHOVIA BANK, N.A., as Co-Documentation Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

BARCLAYS BANK PLC, as Co-Documentation Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

BNP PARIBAS, as Managing Agent and a Bank

By:

Name:
Title:

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

SUNTRUST BANK, as Managing Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Co-Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

FANNIE MAE, as Co-Agent and a Bank

By:

Name:
Title:
[Signature Page —
Revolving Loan Agreement]

GUARANTY BANK, as Co-Agent and a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

UBS LOAN FINANCE LLC, as Co-Agent and a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

NATEXIS BANQUES POPULAIRES, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

COMERICA BANK, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

EMIGRANT SAVINGS BANK,
A Division of New York Private Bank & Trust, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

LASALLE BANK NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

SOCIÉTÉ GÉNÉRALE , as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

THE GOVERNOR AND COMPANY OF THE BANK OF
IRELAND, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

CITY NATIONAL BANK, a national banking association,
as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

FIFTH THIRD BANK, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

MIZUHO CORPORATE BANK, LTD., as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

UNION BANK OF CALIFORNIA, N.A., as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

CALIFORNIA BANK & TRUST, a California banking
corporation, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

COMPASS BANK, an Alabama banking corporation, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

THE NORTHERN TRUST COMPANY, as a Bank

By:
Name:
Title:
[Signature Page –
Revolving Loan Agreement]

SUBSIDIARY GUARANTY
          THIS SUBSIDIARY GUARANTY (“Guaranty”) dated as of November 22, 2005, is made by each of the undersigned guarantors and each other person who may become a guarantor pursuant to Section 19 hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of Bank of America, N.A., as the Administrative Agent (“Administrative Agent”), under the Loan Agreement referred to below, and the Banks that are party to the Loan Agreement from time to time (each a “Bank” and collectively the “Banks”) (the Administrative Agent and the Banks are referred to herein collectively as the “Lender Parties” and each individually as a “Lender Party”), with reference to the following facts:
RECITALS
          A. Pursuant to that certain Revolving Loan Agreement dated as of November 22, 2005, by and among KB Home, a Delaware corporation (the “Borrower”), the Banks and the Administrative Agent (as amended, extended, renewed, supplemented, or otherwise modified from time to time, the “Loan Agreement”), the Banks are making certain credit facilities available to Borrower. Terms defined in the Loan Agreement and not otherwise defined in this Guaranty shall have the meanings given to those terms in the Loan Agreement and such definitions are incorporated by reference herein in full.
          B. As a condition to the availability of such credit facilities, each Guarantor is required to enter into this Guaranty and to guaranty the Guarantied Obligations (as hereinafter defined), subject to the limitations set forth herein.
          C. Each Guarantor expects to realize direct and indirect benefits from the availability of the aforementioned credit facilities to Borrower, as the result of financial or business support which will be provided to such Guarantor by Borrower.
AGREEMENT
          NOW, THEREFORE, in order to induce the Banks to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, each Guarantor hereby represents, warrants, covenants, agrees and guaranties, on a joint and several basis, as follows:
          1. Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to Lender Parties arising under the Loan Agreement and the Loan Documents (collectively, the “Guaranteed Obligations”). The Lender Parties’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error. This Guaranty shall not be affected by the validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or any question as to the authenticity of such instrument or agreement, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, other than payment in full by the Borrower or any other Person. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
          2. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed under the laws of a state of the United States of America and is a resident in the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. If any Guarantor must make a payment under this Guaranty, such Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender Parties so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, a Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which a Lender Party’s principal office or actual lending office is located and (b) measured by the United States taxable income the Lender Parties would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Section 2, such Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Lender Parties receive the sum they would have received had no such deduction or withholding been made and shall also pay to the Lender Parties, on demand, all additional amounts which the Lender Parties specify as necessary to preserve the after-tax yield the Lender Parties would have received if such taxes had not been imposed. The Guarantors shall promptly provide the Lender Parties with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.
          3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. At the Administrative Agent’s option, all payments under this Guaranty shall be made to an office of the Administrative Agent located in the United States and in U.S. Dollars.
          4. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.
          5. Subrogation. The Guarantors shall exercise no right of subrogation, contribution or similar rights against the Borrower or any other Guarantor with respect to any payments on the Guaranteed Obligations made to the Lender Parties under this Guaranty until all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
          6. Waiver of Suretyship Defenses. Each Guarantor agrees that the Lender Parties may, at any time and from time to time, and without notice to such Guarantor, make any agreement with the Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of such Guarantor under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever of the liability of the Borrower (other than payment in full of the Guaranteed Obligations), or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which any Lender Party now has or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by any Lender Party until all of the Guaranteed Obligations are paid in full and any commitments of the Banks and facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. Further, each Guarantor consents to the Lender Parties’ taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855 inclusive, of the California Civil Code.
          7. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against such Guarantor.
          8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.
          9. Subordination. While an Event of Default has occurred and is continuing, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, until such time as all Guaranteed Obligations have been paid in full. If the Lender Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantors as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.
          10. Information. While an Event of Default has occurred and is continuing, each Guarantor shall furnish promptly to the Lender Parties any and all financial or other information regarding such Guarantor or its property as the Lender Parties may reasonably request in writing.
          11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the

Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Lender Parties.
          12. Expenses. The Guarantors shall pay, within 30 days after demand, all the reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs disbursements of any law firm or other external counsel) in any way relating to the enforcement or protection of the Lender Parties’ rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Lender Parties in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, subject to the limitations set forth in Section 11.3 of the Loan Agreement (which limitations shall be applied as if such expenses were payable by the Borrower thereunder). The obligations of the Guarantors under the preceding sentence shall survive termination of this Guaranty.
          13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent, the Required Banks under Section 11.2 of the Loan Agreement and the Guarantors.
          14. No Waiver; Enforceability. No failure by the Lender Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Subject to the terms hereof and of the Loan Agreement, any right, remedy, power or privilege of the Lender Parties hereunder may be exercised by the Administrative Agent or the Required Banks.
          15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Lender Parties (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Lender Parties and their respective successors and assigns and the Lender Parties may, subject to the terms of the Loan Agreement but without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of California. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Lender Parties in connection with such action or proceeding shall be binding on a Guarantor if sent to such Guarantor by registered or certified mail at its address specified below. Each Guarantor agrees that the Lender Parties may, subject to Section 11.12 of the Loan Agreement, disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning the Guarantors.
          16. Condition of the Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as such Guarantor requires, and that the Lender Parties have no duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower.

          17. Setoff. After demand upon the Guarantors for payment under this Guaranty, each Guarantor hereby specifically authorizes each Bank (subject to the approval of the Required Banks) in which such Guarantor maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Guaranteed Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to any Guarantor (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
          18. Other Guarantees. Unless otherwise agreed by the Lender Parties and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Lender Parties or any term or provision thereof.
          19. Additional Guarantors. Any other Person may become a Guarantor hereunder and become bound by the terms and conditions of this Guaranty by executing and delivering to the Administrative Agent an Instrument of Joinder substantially in the form attached hereto as Exhibit “A”.
          20. Representations and Warranties. Each Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or limited partnership, as applicable, power to make and perform this Guaranty, and all necessary corporate or limited partnership, as applicable, authority for the making and performance of this Guaranty by such Guarantor has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable material law, regulation or order, does not and will not require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected and does not and will not (when aggregated with any defaults and breaches of the Borrower and other Guarantors) result in the breach of or constitute a default under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more; (iv) all material consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; and (v) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty.
          21. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Pages Follow]

          Executed as of the date first written above.

GUARANTORS:

KB HOME PHOENIX INC., an Arizona corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME COASTAL INC., a California corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME NORTH BAY INC., a California corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME SOUTH BAY INC., a California corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME GREATER LOS ANGELES INC., a
California corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME COLORADO INC., a Colorado corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME NEVADA INC., a Nevada corporation

By:

Kelly M. Allred
Vice President and Treasurer

KB HOME LONE STAR LP, a Texas limited
partnership

By:	KBSA, Inc., a Texas corporation,
Its general partner

By:

Kelly M. Allred
Vice President and Treasurer

EXHIBIT A
INSTRUMENT OF JOINDER
          THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of                     , by                                                                                                                                             , a                      (“Joining Party”), and delivered to the Administrative Agent pursuant to the Subsidiary Guaranty dated as of November 22, 2005 (the “Guaranty”). Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.
RECITALS
          A. The Guaranty was made by the Guarantors in favor of the Banks that are parties to that certain Revolving Loan Agreement, dated as of November 22, 2005 (the “Loan Agreement”) among KB Home, a Delaware corporation, as Borrower, the Banks signatory thereto, and Bank of America, N.A., as Administrative Agent.
          B. Joining Party has become a Significant Subsidiary (as defined in the Loan Agreement) or has been designated by Borrower as a Guarantor Subsidiary (as defined in the Loan Agreement), and as such is required pursuant to Section 5.9 of the Loan Agreement to become a Guarantor.
          C. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of a credit facility pursuant to the Loan Agreement, and as a result of becoming a party to the Guaranty.
          NOW THEREFORE, Joining Party agrees as follows:
AGREEMENT
          1. By this Joinder, Joining Party becomes a “Guarantor” under and pursuant to Section 19 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Indebtedness of Borrower heretofore or hereafter incurred under the Loan Agreement, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.
          2. The effective date of this Joinder is                     .

“Joining Party”

a

By:

Printed Name and Title

ACKNOWLEDGED:
BANK OF AMERICA, N.A., as Administrative Agent

By:

Printed Name and Title

KB HOME, a Delaware corporation

By:

Printed Name and Title